MATERIAL MARKED WITH A DOUBLE ASTERISK
                     HAS BEEN OMITTED PURSUANT TO A GRANT OF
                    CONFIDENTIAL TREATMENT BY THE COMMISSION









               CONTRACT FOR THE PURCHASE OF CONTAINERSHIP VESSELS




                                     between


                 Howaldtswerke-Deutsche Werft Aktiengesellschaft




                                       and



                         American President Lines, Ltd.






               CONTRACT FOR THE PURCHASE OF CONTAINERSHIP VESSELS

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
                                 C O N T E N T S

       Article                                                                 Page

             1     General Statement of Work                                      3

             2     Plans and Specifications                                       6

             3     Interpretation                                                 9

             4     Payment of Contract Price                                     10

             5     Changes                                                       15

             6     Rights to Engineering and Design Data                         21

             7     Extension of Time for Completion of Work                      23

             8     Liquidated Damages for Delay in Delivery                      27

             9     Contractor to Receive and care for Items                      29
                   Furnished by Purchaser

            10     Insurance on the Vessel and Material                          29

            11     Loss of or Damage to a Vessel                                 31

            12     Indemnification                                               33

            13     Appointment of Representatives of Purchaser                   34

            14     Materials and Workmanship                                     35

            15     Inspection, Approval of Plans and Work                        37

            16     Trials                                                        40

            17     Delivery                                                      41


       Article                                                                 Page

            18     Guarantee                                                     46

            19     Default of Purchaser                                          55

            20     Default of Contractor                                         57

            21     Action by Purchaser Upon Default of Contractor                59

            22     Action by Purchaser upon Force Majeure                        61

            23     Replacement Finance Commitment                                61

            24     Supplies on Board at Delivery                                 62

            25     Title                                                         63

            26     Liens                                                         64

            27     Taxes                                                         66

            28     Patent Infringement                                           66

            29     Assignment of Contract                                        67

            30     Computation of Time                                           68

            31     Contractor to Comply with All Laws and Regulations            68

            32     Applicable Law                                                69

            33     Disputes, Arbitration                                         69

            34     Conditions                                                    72

            35     General                                                       72

            36     Effective Date                                                75

                             ---------oo0oo---------

THIS CONTRACT (herein, as it may be amended from time to time in accordance with its terms called this "Contract") entered into of this 10th day of May, 1993, by and between on the one hand American President Lines, Ltd., registered in the State of Delaware and having its principal office at 1111 Broadway, Oakland, California 94607 (hereinafter called "Purchaser"), and on the other hand Howaldtswerke-Deutsche Werft Aktiengesellschaft a corporation organized and existing under the laws of Germany having its registered office at Werftstrasse 112 - 114, 2300 Kiel, Germany, ("Contractor").

WITNESSETH:

WHEREAS, Purchaser and Contractor desire to enter into this Contract pursuant to which Contractor agrees to design, build, launch, equip and complete at its shipyard known as Howaldtswerke-Deutsche Werft Aktiengesellschaft, located in D-2300 Kiel 14, Werftsstrasse 112-114 ("Shipyard") and sell and deliver to Purchaser three (3) container vessels more particularly described in Article I hereof (individually a "Vessel", collectively, "Vessels") and Purchaser agrees to purchase and take delivery of the Vessels from the Contractor and pay for the same, all upon the terms and conditions hereinafter set forth;

WHEREAS, Purchaser and Contractor will on the date hereof enter into a separate agreement, concerning options for identical vessels annexed hereto as Exhibit 1.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the parties agree as follows:


ARTICLE 1
GENERAL STATEMENT OF WORK

       a) Contractor shall furnish all plant facilities, labor, materials, supplies and equipment, and shall perform all work, necessary to design, engineer, construct, launch, outfit, test and deliver the Vessels, at its own risk and expense, in strict accordance with the provisions of this Contract and the Plans (as defined in Article 2 a) below) and Specifications (as defined in
Article  2  b)  below).  Contractor shall also do everything  else  required  of
Contractor by this Contract, the Plans and Specifications (including the installation or stowage on board of all outfit, equipment and spares which the Plans or Specifications provide shall be furnished by Purchaser), all for the
total   consideration  of  DEM        **            (in  words:  Deutsche  Marks
                          **                                   ) subject to such
additions or deductions as are provided for in Articles 5, 14, 17 and 33 ("the Contract Price"). The obligations of the Contractor set forth in this Article 1 are herein referred to as the "Contract Work". Of the Contract Price DEM
                **                  (in       words:       Deutsche        Marks
                              **                                 ), as it may be
increased or decreased pursuant to Articles 5, 14, 17, and 33 is allocated to each Vessel (the "Per Vessel Contract Price").

       b) The Vessels shall be identified as Contractor's Hull Numbers 297, 298 and 299, and shall be constructed at Contractor's Shipyard.

       c) When the Contract Work required to be performed with respect to any one of the Vessels is Complete (as defined in Subclause d) below), or at such earlier time as may be specified by Purchaser pursuant to Article 17 d), and after such Vessel has passed the trials and tests required by this Contract, such Vessel shall be delivered by Contractor and be accepted by Purchaser in accordance with Article 17.

       d) A Vessel shall be deemed to be Complete when the Contractor has fulfilled any and all of his obligations stipulated under this Contract, the Plans and Specifications with respect to said Vessel and said Vessel is freed from all Deficiencies (as defined in Article 18 b) below) known to Purchaser and Contractor at delivery.

       e) Contractor shall timely commence the Contract Work after this Contract has come into force and the Contractor shall prosecute the Contract Work with due diligence thereafter. Contractor shall deliver the Vessels to Purchaser on or before close of business hours local time on the dates set forth below (which dates shall be business days) (such dates, as the same may be extended or accelerated pursuant to Articles 5 or 7, shall hereinafter be referred to as the "Delivery Dates" ):

                                          Delivery Date

Contractor's Hull No. 297                 April 12, 1995

Contractor's Hull No. 298                 July 10, 1995

Contractor's Hull No. 299                 November 30, 1995


       Within the period of 60 (sixty) days after signing of this Contract, the Contractor shall be entitled to finally fix the Delivery Dates to dates, which shall not exceed the dates stated above by more than 25 (twentyfive) days.

       f) Contractor may be entitled, subject to the provisions of this Article, to a grace period (extension) in the Delivery Date(s) of the Vessel(s) not to exceed 28 (twentyeight) days, provided always that on or before the 90th (ninetieth) day before the respective Vessel's Delivery Date, as the same may be extended pursuant to the Contract, the Contractor must submit a notice to the Purchaser specifying the proposed grace period for such Vessel which shall state the factual basis for the grace period

       g) For purposes of this Contract, the term Vessel(s) shall include the vessel structure and all materials and equipment installed or to be installed thereon, and all outfitting, equipment and spares.

       h) The Contractor may not subcontract the Contract Work or any parts hereof. Notwithstanding the foregoing Contractor may at the Contractor's responsibility subcontract parts of the Contract Work:

       (i) provided Purchaser has granted his written approval hereof (which must be granted or rejected within 10 (ten) business days after written notice hereof); or

               (ii) to subcontractors as described in the "Maker's List" which forms part of the Plans; or

               (iii) provided any and all work of such subcontractors takes place at the Shipyard; or

               (iv) provided such parts are minor parts less vital to the construction of the Vessels.


ARTICLE 2
PLANS AND SPECIFICATIONS

       a) For the purpose of this Contract, the term "Plans" shall refer to those drawings listed below, as the same may hereafter from time to time be altered, supplemented or deleted in accordance with Article 3 or 5 and said Plans are incorporated in their entirety in this Contract:

- -   General Arrangement dated May 5, 1993
- -   Maker List dated  May 5, 1993

       The foregoing Plans have, at or before execution of this Contract, been identified by the signatures of the parties hereto.

       b) For the purposes of this Contract, the term "Specifications" shall refer to those documents titled

- -           Part I:         Specification General and Hull dated May 5, 1993;

- -           Part II:        Specification Machinery dated May 5, 1993;

- -           Part  III:      Specification  Automation  and  Electric   dated
                            May 5, 1993

and as the same may hereafter from time to time be altered, supplemented or deleted pursuant to the provisions of Article 3 or Article 5 and said Specifications are incorporated in their entirety in this Contract.

The Specifications have, at or before the execution of this Contract, been identified by the signatures of the parties hereto. All references in this Contract to the Specifications are intended to apply with equal force to the more general requirements of the Specifications (including, without limitation, any set forth in the Specifications) and the more specific requirements.

       c)    CONTRACTOR WARRANTS AND AGREES:

               (i) that the Contract Work shall be performed in strict accordance with each and every direction, provision and requirement set forth in this Contract and/or the Plans and/or Specifications;

               (ii) that the Vessels, and each of them, will possess each and every feature of construction, design and performance and each and every other characteristic and feature required in the Vessels by this Contract and/or the Plans and/or Specifications;

               (iii) that the satisfaction of Contractor's obligations under clauses (i) and (ii) of this Article 2 c) shall be solely the obligation and responsibility of Contractor and solely at the risk of Contractor;

               (iv) that Contractor shall fully and completely satisfy such obligations, notwithstanding any cost or expense which it may be required to incur in connection therewith, irrespective of such cost or expense regardless of foreseeability;

               (v) that Contractor is a sophisticated, substantial and experienced shipbuilder and, prior to entering into this Contract, has had sufficient opportunity to review all of the provisions of this Contract and the Plans and Specifications.

       d) Nothing contained in the Plans or Specifications may be altered or deleted except by a plan, drawing or document expressly making such alteration or deletion and expressly referring to the matter thereby altered or deleted (an "Amendment") which shall become effective upon its execution by Contractor and Purchaser. All Amendments shall be clearly labeled as an Article 5 Change, as appropriate. No Amendment of one part or aspect of the Plans or Specifications shall effect any alteration or deletion to any other part of the Plans or Specifications by implication or otherwise; and no approval or rejection (or failure to approve or reject) of any plan, specification, document or Contract Work under Article 14 or 15 shall effect any alteration or deletion to any part of the Plans or Specification by implication or otherwise.

       e) Prior to commencement of the Contract Work, and at all relevant times after commencement of the Contract Work, Contractor shall provide Purchaser with a Work Schedule containing a critical path treatment of major and significant work elements, in their proper sequence, which must be completed to insure delivery of the Vessels by their Delivery Dates. Contractor agrees to maintain a current Work Schedule throughout the Contract Work and to provide copies to Purchaser upon demand.

ARTICLE 3
INTERPRETATION

       a)     If  any  discrepancy, difference or conflict  exists  between  the provisions of this Contract, on the one hand, and the Plans and/or Specifications on the other hand, then to the extent of such discrepancy, difference or conflict only, the Plans and Specifications shall be ineffectual, and the provisions of this Contract shall prevail, and in all other respects the Plans and Specifications shall be in full force and effect; provided that to the extent such discrepancy, difference or conflict arises solely because this Contract, on the one hand, and the Plans and/or Specifications, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by Contractor.

       b) If any discrepancy, difference or conflict exists between the provisions of the Specifications, on the one hand, and the Plans on the other hand, then to the extent of such discrepancy, difference or conflict only, the Plans shall be ineffectual, and the provisions of the Specifications shall prevail, and in all other respects the Plans shall be in full force and effect; provided that to the extent such discrepancy, difference or conflict arises solely because the Specifications, on the one hand, and the Plans, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by Contractor.

       c) Any conflict between any requirement of the Plans or Specifications and any other requirement(s) of the Plans or Specifications, or the impossibility - through the use of technology which is available to or in the world wide shipbuilding industry and without regard to the cost, expense or time involved - of complying with any requirement of the Plans or Specifications or with any group or combination of such requirements, is herein called an "Error".

       d) A conflict as described in Subclause c) above is to be considered an Error notwithstanding that the conflict is between one or more requirements which are specific in nature and one or more requirements which are general in nature. Purchaser hereby disclaims any express or implied warranty that the Plans and Specifications do not include any Errors, whether minor or major, and it is agreed that Purchaser shall have no liability or responsibility of any nature to Contractor with respect to Errors, and Contractor shall correct such Errors with no increase in the Contract Price after first notifying and obtaining Purchaser's written approval hereof.

       e) In the event there are any omissions in the Plans and Specifications that effect the seaworthiness of the Vessel(s), the Contractor shall correct such omissions, after first notifying Purchaser in writing and obtaining Purchaser's written approval, with no increase in the Contract Price.

       f) Any changes made pursuant in this Article shall be set forth in an Amendment, as appropriate to the Plans and Specifications and shall be forwarded to Purchaser for approval upon which it shall be executed by both parties.


ARTICLE 4
PAYMENT OF CONTRACT PRICE

       a) Purchaser shall have no obligation to make any payments in respect of a Vessel beyond such Vessel's Per Vessel Contract Price, as it may be increased or decreased pursuant to Articles 5, 14, 17 and 33.

       b) Payment of the Per Vessel Contract Price shall be made in installments as follows and in the manner described in Article 4 d):

               (i)          **  % (   **     per cent) on the effective date  of
                        this  Contract, subject to Contractor's delivery  of  an
                        irrevocable stand by letter of credit issued by an internationally reputable 1st class bank in the amount hereof together with interest hereon as per Article 4
                        e) in favor of Purchaser securing Contractor's refund obligations to Purchaser under this Contract and payable in accordance with terms of an arbitration award if Contractor has not authorized payment under the stand by letter of credit beforehand. All costs and fees in connection with the stand by letter of credit (without limitation fees to the bank in respect of payments under the stand by letter of credit) shall be paid by Contractor. The stand by letter of credit shall be identical in words and substance to the draft herefore annexed hereto as Exhibit 2.

               (ii)         **   % (  **    per cent) upon commencement of steel
                        cutting of each Vessel.

               (iii)        **  % (  **   per cent) upon keel laying (setting of
                        first block in building dock) of each Vessel.

               (iv) The balance upon delivery of a respective Vessel, subject to Contractor's delivery of a stand by letter of credit in the amount of ** % of the per Vessel Contract Price to secure payment of guarantee/warranty items arising under the Contract in favor of Purchaser. The stand by letter of credit shall be issued by an internationally reputable 1st class bank, and shall be irrevocable. The stand by letter of credit shall furthermore be payable on demand/by sight provided that Contractor has been given prior notice of the claim and 30 (thirty) days within which to settle the invoice for the costs paid by Purchaser to remedy the Deficiency pursuant to Article 18. All costs and fees in connection with the stand by letter of credit (including without limitation fees to the bank in respect of payments under the letter of credit) shall be paid by Contractor. The stand by letter of credit shall be identical in words and substance to the draft herefore annexed hereto as Exhibit 3.

       c) Payments under this Contract shall be made at the following times and in the manner described in Article 4 d):

               (i) for an Article 5 Change (as defined in Article 5 a) (x) to the extent the aggregate cost of such changes, calculated in accordance with the provisions of Article 5, do not exceed ** % ( ** per cent) of the Per Vessel Contract Price, then payment of such changes shall be made simultaneously with the delivery of a Vessel; (y) to the extent of the aggregate cost of such changes calculated in accordance with the provisions of
                        Article 5 exceed ** % ( ** per cent) of the Per Vessel Contract Price, then payment to such extent for such changes shall be made as follows:

               -              **   % (  **    per cent) within 10 (ten) days  of
                        the date the cost of such change is established; subject to Contractor's delivery to Purchaser of an irrevocable stand by letter of credit issued in favor of Purchaser by an internationally reputable 1st class bank in the amount hereof together with interest hereon as per Article 4 e) securing Contractor's refund obligations to Purchaser under this Contract and payable in accordance with the terms of an arbitration award if Contractor has not authorized payment under the stand by letter of credit beforehand. All costs and fees in connection with the stand by letter of credit (including without limitation fees to the bank in respect of payments under the stand by letter of credit) shall be paid by Contractor. The stand by letter of credit shall be identical in words and substance mutatis mutandis to the draft for a stand by letter of credit annexed hereto as Exhibit 2;

               -            the balance of the cost of such change shall be made
                        simultaneously with delivery of such Vessel.

               (ii) for amounts accruing prior to delivery but for which no specific date is set forth in this Contract, payments shall be made simultaneously with delivery of a Vessel;

               (iii) for amounts for which a specific payment date is set forth in this Contract, payments shall be made in accordance with said date;

               (iv) for amounts accruing after delivery in respect of a Deficiency, payment shall be due as follows:

                   1) If the parties agree that the Deficiency in question is  a
                          Deficiency, not later than 30 (thirty) business days after Contractor's receipt of invoice for the Deficiency remedied pursuant to Article 18; or

                   2) if the   parties   are  in  dispute  as  to  whether   the
                          Deficiency is a Deficiency, on the date set forth in the decision of the Arbitrator(s) (as defined in
                          Article 33) together with interest thereon calculated in accordance with Article 4 e) as from the date Contractor received invoice for the Deficiency remedied.

       d) All payments to be made under Article 4 b) and Article 4 c) (i), shall be made in Deutsche Marks, the legal currency of Germany, and all payments to be made under Article 8 and Article 18 shall be made in United States Dollars, the legal currency of the United States of America. All payments to be made in favor of the Contractor, shall be made by means of bank wire or swift transfer to Contractor.

             Payments shall be made unconditional and deemed fulfilled when credited to any account designated by the Contractor.

             Any charges arising in connection with payment(s) - if any - shall be borne by paying party.

       e)     All overdue payments under this Contract shall bear interest at  a
rate  equal to   **  % (  **   per cent) per annum over the German Lombard rate,
from the due date thereof until paid or credited.

       f) Any payment due under the Contract, except one which the party to which it is owed has by written notice to the other elected to refer to the Arbitrator(s) pursuant to Article 33, may be set-off and deducted by the party to which such payment is owed against and from any and all payments due or to become due to the other party; provided that nothing in this Article 4 f) shall be construed as making the right of set-off established herein the sole or exclusive means by which a party may seek payment of a payment, and it is expressly agreed that the right of set-off established herein may be exercised independently of or concurrently with any other rights of the parties with respect to due payments. Any and all payments made by the Purchaser prior to the delivery of the Vessel shall be in the nature of advances to the Contractor on account of the Vessels.

       g) Purchaser intends to enter into a forward exchange contract for that part of the Contract Price (DEM) which is due on delivery of the respective Vessels. Kreditanstalt fuer Wiederaufbau ("KFW") has verbally agreed, during a period of 3 (three) month after issuance of KFW's commitment letter for the long term financing, to enter at best rates available to KFW with a bank of KFW's choice into a forward exchange contract for the benefit of Purchaser entitling the Purchaser to convert the outstanding Contract Price as mentioned above from DEM to USD. This agreement of KFW shall be confirmed in writing. Should KFW not provide such facility, the Contractor shall assume this obligation, thus enter at best rates available to the Contractor in the market into a forward exchange contract for the benefit of Purchaser entitling the Purchaser to have the outstanding Contract Price as mentioned above converted from DEM into USD, and always provided Purchaser shall be the party to make the decisions if and when the forward exchange contract shall be made. Contractor shall not be liable for braking cost arising due to defaults/faults of the Purchaser in this connection. Should Purchaser not make any decision on the forward exchange contract within the afore-mentioned period, KFW has the option to enter into such an agreement for the benefit of the Purchaser on the last working day of the said 3 (three) months' period unless the parties otherwise agree.


ARTICLE 5
CHANGES

       a) Any Amendment to the Plans or Specifications, other than an Amendment governed by Article 3, is herein called an "Article 5 Change". If the changes in Contractor's costs as to a Vessel associated with an Article 5 Change are a net increase, Contractor shall be entitled to an increase in the Per Vessel Contract Price, and if such changes in costs are a net decrease, Contractor shall allow a reduction in the Per Vessel Contract Price. Contractor shall also be allowed such extension, if any, in the Delivery Date(s) as is reasonably associated with an Article 5 Change. The amount of such increase or decrease in the Per Vessel Contract Price and extension in the Delivery Date(s) shall be calculated upon the basis of diligent and efficient performance and without any loss in the relative priority of the Vessels compared to any other work at the Shipyard. The costs associated with the elimination or addition of Contract Work shall be calculated, as follows:

               (i) materials included in the Contract Work which will no longer be needed and which have not already been purchased, and new materials to be used directly in the Contract Work due to the Article 5 Change, shall be valued at their estimated purchase price to Contractor, with a reasonable estimate of escalation for the period between the date of calculating cost and the estimated date on which the purchase price would have become or is to become fixed;

               (ii) materials included in the Contract Work already purchased by Contractor but no longer needed in the Contract Work shall be valued at zero and shall be tendered to Purchaser for disposition (for Purchaser's own account) as Purchaser sees fit, Contractor hereby agreeing to reasonably assist in such disposition, and the Purchaser shall not be entitled to a credit for said materials.

               (iii) direct labor (at Contractor's standard rates which includes the process directly related to said labor) which will no longer be needed and new direct labor (at Contractor's standard rates which includes the process directly related to said labor) necessitated by the
                        Article 5 Change shall be valued by multiplying the number of hours of each specific category of labor by the estimated direct hourly labor cost to Contractor of such category, with a reasonable estimate of escalation for the period between the date of calculating cost and the estimated date on which the cost of labor would have become or is to become fixed;

               (iv) direct shipyard engineering labor cost (at Contractor's standard rates which includes the process directly related to said labor) which will no longer be needed, and new direct shipyard engineering labor cost (at Contractor's standard rates which includes the process directly related to said labor) due to the Article 5 Change, shall be valued in the same manner as direct labor, and subcontracted consultants, engineering and testing shall be valued at cost to Contractor, with a reasonable estimate of escalation for the period between the date of calculating cost and the estimated date on which the price of the subcontracted services would have become or is to become fixed;

               (v)      an  overhead factor of   **  % (  **    per cent)  shall
                        be applied to the amounts set forth in (iii) and (iv) above (but not any other amounts set forth above);

       b) Purchaser shall be entitled to propose an Article 5 Change with respect to any or all of the Vessels by delivery of an appropriate Amendment. Purchaser's proposal may alter or delete the Plans and/or Specifications, and/or may alter or delete any of the plans and other documents furnished by Contractor under Article 15 (whether or not theretofore approved by Purchaser and whether or not the Contract Work shown therein has been completed by Contractor and/or approved by Purchaser). Any alteration in or deletion from such plans and other documents which Contractor is not obligated to make under Article 15 shall be considered an Amendment of the Plans and Specifications and an Article 5 Change; those which Contractor is obligated to make under Article 15 shall not be considered an Amendment or an Article 5 Change. Unless expressly stated to the contrary in the document proposing it, any alteration in or deletion from such plans and other documents proposed by Purchaser shall be deemed proposed under
Article 15 and not this Article 5. Contractor shall within 14 (fourteen) days after receipt of an Amendment submit to Purchaser a detailed written estimate (including the calculations described in Article 5 a)) of: (i) any increase or decrease in the Per Vessel Contract Price required on account of such Article 5 Change; (ii) any extension in the Delivery Date(s) required on account of such
Article 5 Change; and (iii) the effect of such Article 5 Change on weights, moments and centers of gravity of the Vessel(s). If an Article 5 Change proposed by Purchaser would result in an Error, Contractor shall so state in its estimate, which shall in such event be accompanied by such worksheets, calculations and other supporting documentation as Purchaser reasonably requests.

       c) Purchaser shall reply in writing to any response by Contractor under Article 5 b), and such reply shall be made within fourteen (14) business days after receipt by Purchaser of such response. In its reply, Purchaser shall either: (i) consent to the estimates contained in Contractor's response, whereupon the parties shall execute the associated Amendment together with an amendment to this Contract, which shall include provisions on increase in or reduction of the Per Vessel Contract Price(s) together with change(s) in the Delivery Date(s) (if any) as set forth in such estimate; or (ii) object to Contractor's response on the ground that the estimates contained therein are not in compliance with Article 5 a) and Article 5 b); or (iii) withdraw its proposal for such reason(s) as Purchaser may, in its sole discretion, deem appropriate.

       d) Contractor shall be entitled to propose an Article 5 Change in the Plans and Specifications which does not result in or create an Error. Such proposal of an Article 5 Change by Contractor shall be made in writing and shall contain the detailed estimates required of Contractor under Article 5 b). Purchaser shall reply in writing to any proposal by Contractor of an Article 5 Change, and such reply shall be made within 14 (fourteen) business days after receipt by Purchaser of such proposal. In its reply, Purchaser shall either:
(i) consent to the proposal, whereupon the parties shall complete and execute an Amendment reflecting the Article 5 Change in question together with an amendment to this Contract which shall include provisions on increase in or reduction of the Per Vessel Contract Price(s) together with change(s) in the Delivery Date(s) (if any), as set forth in such estimate; or (ii) reject such proposal for such reason(s) as Purchaser may, in its sole discretion, deem appropriate. Upon such rejection, the proposal in question shall, without further action by either party, be deemed to have been withdrawn.

       e) In the event of a dispute under Article 5 c) (ii) or any other provision of this Contract with respect to an Article 5 Change, and prior to any decision of the Arbitrator(s) with respect to such dispute, Purchaser shall have the right to have Contractor proceed to perform an Article 5 Change proposed by Purchaser. Purchaser shall provide written notice to Contractor of any such election and Contractor shall then immediately prepare a notice which shall: (i) state Contractor's good faith estimate of the increase or decrease in any Per Vessel Contract Price which will be required for such Article 5 Change under
Article 5 a); and (ii) state Contractor's good faith estimate of any extension of any Delivery Date which will be required for such Article 5 Change under
Article 5 a). Upon receipt of notice from Contractor pursuant to the preceding sentence, Purchaser and Contractor shall execute the Amendment together with an amendment to this Contract prepared by Contractor in accordance with the contents of said notice. Thereafter, Contractor shall proceed with the performance of the work provided for in such Amendment, and changes in the Per Vessel Contract Price(s) and changes in the Delivery Date(s) (if any) will be based upon the estimates contained in such notice; and Contractor shall, when payment in dispute is made, deliver to Purchaser a guarantee issued by an internationally reputable bank in favor of the Purchaser and in respect of the disputed portion of the increase in the Per Vessel Contract Price - if any - and payable in accordance with the terms of an arbitration award and provided that if it shall subsequently be agreed or determined pursuant to Article 33 that any of the estimates required from Contractor under the preceding sentence were in error, the adjustments necessary to correct such estimates will promptly be made.

       f) In all cases in which Article 5 Changes are proposed by Purchaser, but the proposals are subsequently withdrawn, the reasonably documented cost incurred by Contractor in preparing an estimate of the net increase or decrease in the Contract Price(s) and the effect on the Delivery Date(s) and on weights, moments and centers of gravity shall be paid to Contractor by Purchaser.

       g) Notwithstanding anything in this Article 5 to the contrary, Contractor shall not be obligated to perform an Article 5 Change with respect to any Vessel either (i) if the aggregate adjustment in its Per Vessel Contract Price agreed or determined between Purchaser and Contractor on account of such
Article 5 Change and all other Article 5 Changes affecting such Vessel is a net increase of more than ** % ( ** per cent) (without any rounding) over the original Per Vessel Contract Price set forth in Article 1 a) at the date hereof; or (ii) Contractor furnishes evidence establishing that performing such
Article 5 Change would inevitably interfere with Contractor's compliance with the terms of other construction contracts then in effect for work at the Shipyard. Contractor is obligated to take care of Purchaser's interest in obtaining the requested Article 5 Changes with highest possible priority besides the other construction contracts. Contractor shall together with Purchaser try in good faith to find an agreeable solution on the basis of this Contract to meet Purchaser's interest in this connection.

       h) Notwithstanding anything in Article 5 to the contrary, Purchaser shall be entitled to elect to have the Vessel(s) built to U. S. Flag requirement provided (1) said election with respect to any Vessel concerned is made on or before June 4, 1993; and (2) Purchaser shall pay all extra costs associated with said election in accordance with Article 5. If Purchaser does not exercise this
U. S. Flag election within the above stated time frame, then Purchaser's request shall be dealt with as and Article 5 Change accordingly.


ARTICLE 6
RIGHTS TO ENGINEERING AND DESIGN DATA

       a) All plans, designs and engineering and design data including, without limitation, the Plans and Specifications furnished to Contractor by Purchaser, which are the property of Purchaser, shall remain the property of Purchaser. Such plans, designs and engineering and design data may be used by Contractor only in such manner as is permitted by this Article 6.

       b) All plans and designs (including detail plans, working plans and reproducibles) and all other engineering and design data required to be developed by Contractor in the performance of the Contract Work and as mutually agreed and delivered to Purchaser, shall, upon development, become the property of Purchaser. Subject to the provisions of this Article 6 b), Purchaser and/or affiliates (including without limitation companies which directly or indirectly hold any portion of Purchaser's share capital and such companies' subsidiaries) shall have the full right to use the same in such manner as it may deem proper, including, without limitation, the right to build another vessel from said documents, the right to make reproducibles and copies thereof, the right to publish or to withhold from publication, and the right to make alterations therein, additions thereto or other changes. Except as otherwise provided in the Specifications, Contractor shall be entitled to recover the reasonable costs of reproduction and handling plus ** % ( ** per cent) of such costs in the event Contractor is required by Purchaser to provide copies of such Contractor-developed plans, designs and engineering and design data to the Purchaser or any designee of Purchaser. Notwithstanding anything in this
Article 6 b) to the contrary, unless prohibited by law relating to U.S. national defense or security, Contractor shall be permitted to retain, for its own official records, and internal use (except for identical rebuildings) copies or duplicates of the plans, designs, engineering and design data described in the first sentence of this Article 6 b).

       c)     All  plans, designs and engineering and design data  furnished  by
Contractor  in  the  performance of the Contract  Work,  but  not  developed  by
Contractor in the performance of the Contract Work (herein, the "Contractor-Owned Data") shall not become the property of Purchaser. However, Contractor agrees with the Purchaser that Contractor will make such Contractor-Owned Data available (without royalties, fees, commission or other consideration of any kind) to the Purchaser for use in connection with the Vessels, or any other similar vessels to be built for Purchaser and/or affiliates (including without limitation companies which directly or indirectly hold any portion of Purchaser's share capital and such companies' subsidiaries). Contractor further agrees with the Purchaser that such Contractor-Owned Data shall also be available to any party that the Purchaser may from time to time designate for use in connection with the construction of other vessels; provided that Contractor shall in such event be entitled to a reasonable royalty, license fee
or commission from the designated party (not exceeding USD      **       (United
States Dollars          **         )) per vessel so constructed, up to a maximum
of USD       **          (United States Dollars                **              )
for all vessels so constructed) for the use of such Contractor-Owned Data as is patented or constitutes trade secrets and was designated as such prior to its disclosure by Contractor. Except as expressly provided to the contrary in the foregoing proviso, Contractor's agreements in this Article 6 c) shall apply to both patented and unpatented plans, designs and engineering and design data but shall not apply to plans, designs and engineering and design data licensed by Contractor from a third party not affiliated or controlled by Contractor where the terms of the license prevent such a commitment by Contractor.

       d) Contractor shall take reasonable precautions to maintain in confidence, and will not use or permit the use of, except as provided in Article 6 b), all of the designs, plans and engineering and design data described in
Article 6 a) and Article 6 b), and all information which is contained therein, other than anything contained therein which was known to Contractor at the time of disclosure, or which is or shall become available to it (without violation of any right of Purchaser) from sources other than Purchaser or a naval architect or any other consultant, independent contractor, agent, employee or officer of Purchaser, or which is or shall become obvious to those skilled in the trade to which the information relates. Notwithstanding anything to the contrary in the preceding sentence, Contractor shall not be precluded from making any disclosure which may be necessary for the prosecution of the Contract Work, providing that in making such disclosure, Contractor shall impose upon any person, firm or corporation to whom such disclosure is made, conditions relating to the confidential treatment thereof to the same effect as those imposed upon Contractor in this Article 6 d).

ARTICLE 7
EXTENSION OF TIME FOR COMPLETION OF WORK

       a) If Contractor provides notice as set forth in Article 7 d), Contractor shall be entitled to an extension of any of the Delivery Dates only if (i) there is a specific cause of delay which Contractor can prove will solely and directly delay delivery of a Vessel beyond the Delivery Date for such Vessel and which cause is delaying or will delay Contract Work which is in the critical path of the delivery of the said Vessel; (ii) such cause of delay is one of the excusable causes set forth in Article 7 b); (iii) Contractor proves that it used its best efforts to prevent or minimize the actual delay in delivery, including without limitation performing other or additional Contract Work in order to prevent or minimize such delay and (iv) but for such cause of delay the said Vessel would have been delivered on time. The amount of any such extension shall be the number of days by which Contractor can prove that the Delivery Date actually will be delayed solely and directly by such cause of delay. Contractor shall at all times have the burden of proving each of the matters required to be established by Article 7; and in the event that it is not possible to determine whether, or to what extent, any delay in delivery is attributable to causes excused by the terms of Article 7, the Contractor shall not be entitled to any extension of any of the Delivery Dates and Purchaser shall be entitled to recover liquidated damages for the entire period of delay.

       b) Contractor shall be entitled to an extension of the Delivery Date(s), as provided in Article 7 a), for any delay caused by Purchaser (other than such delays, if any, as are caused by Purchaser in exercising any or all of its rights or duties under this Contract in accordance with the terms of this Contract); by legislation or formal action of government prohibiting construction; by war or preparation for war; by naval or military authorities; by adverse weather conditions at the time of scheduled sea trial with respect to Vessel(s) where sea trial condition will be at design draft according to Specifications; by acts of God (other than ordinary storms or inclement weather conditions), earthquake, hurricanes, lightning, floods, or landslides, or other acts of overwhelming force, i.e., force majeure, whether manmade or natural; by strikes, lockouts and other labor disturbances as are the result of causes reasonably beyond Contractor's control; explosions, fires, vandalism, riots, insurrections, sabotage, blockages, embargoes or epidemics as are the result of causes reasonably beyond Contractor's control; by the short, late, or non-delivery to Contractor of items required to be incorporated in the Vessel(s), or late performance of Contractor's subcontractors or carriers by land, sea or air, provided that the late, short, or non-delivery or performance resulted from causes which would entitle Contractor to an extension of the Delivery Date(s) under this Article 7 b), and provided further that it is determined that Contractor's contracting for such items or with said subcontractors was expeditious and prudent, that Contractor has exercised due diligence in the performance of any acts required of Contractor with respect to such items or subcontractors, that Contractor has exercised due diligence in monitoring the acts and circumstances of the vendors of such items and subcontractors and that Contractor has exercised due diligence in expediting deliveries or performance under Contractor's purchase or subcontract or procuring equivalent substitute performance with respect to such items; or by delays resulting from Purchaser's, Contractor's or Regulatory Body's authorized rejection of any of the following major structural castings and forgings: castings of main engine, stem and stern frames, rudder castings and rudder horn, crankshafts, intermediate and propeller shaft, propeller and anchors, provided always that such authorized rejection is made prior to installation or fitting (whichever is the earlier) of the forging or casting in question, and provided always that Contractor has the burden to prove (i) that the cause(s) for such rejections cannot be referred to manufacturer(s) negligent act(s) or omission(s) and (ii) that the manufacturer has used its very best efforts in manufacturing said castings and forgings, where it is determined that Contractor's contracting for such services was expeditious and prudent, that Contractor has exercised due diligence in the performance of any acts required of Contractor with respect to such services, that Contractor has exercised due diligence in monitoring the acts and circumstances of such manufacturer(s), and that Contractor has exercised due diligence in procuring equivalent substitute performance.

       c) Notwithstanding anything to the contrary in this Article 7, Contractor shall not be entitled to any extension of any Delivery Date for

               (i) any delay resulting from a cause of delay in existence as of the date of this Contract; or

               (ii) any delay resulting from a cause of delay, which was or reasonably should have been anticipated by Contractor by reason of facts, which were or after reasonable inquiry should have become known to Contractor as of the date of this Contract; or

               (iii) any delay resulting from the late performance or default of a vendor, subcontractor or carrier, if such delay results from a cause of delay in effect published and announced, as of the date of the award of the purchase contract, subcontract or carriage contract where Contractor had or, after reasonable diligent inquiry, should have had, notice of such cause of delay prior to or at the time of such award (other than a cause of delay determined to be industry-wide); or

               (iv) any delay resulting from any dispute or arbitration proceeding under this Contract, provided that in the case of Contract Work under dispute or arbitration which would otherwise be performed prior to resolution thereof, Contractor shall not be required to proceed therewith (and a corresponding extension of the Delivery Date(s) shall be allowed) if, after the written request of Contractor, Purchaser declines to confirm its willingness to pay the amount found due in respect thereof.

       d) Contractor shall transmit written notice to Purchaser of a cause of delay pursuant to Article 7 a) as soon as practicable and no later than 14 (fourteen) days after the date on which Contractor had knowledge of such cause of delay, or within 14 (fourteen) days after the date on which Contractor, after reasonable diligent inquiry, should have had knowledge of such cause of delay. Within 14 (fourteen) days after cause of delay set forth in Article 7 a) has ceased to exist, Contractor shall furnish to Purchaser a written statement of the actual or estimated delay in the completion of the Contract Work resulting from such cause, together with a statement as to the cause of such delay and such detailed documentation as is then available to it justifying such extension. Any such detailed documentation thereafter becoming available to it shall be promptly furnished to Purchaser. On the basis of the statements and information furnished to Purchaser by Contractor relative to delay in delivery, Purchaser and Contractor shall, at intervals selected by Purchaser, but not less frequently than once every 6th (sixth) month, confer and attempt to agree upon the number of days by which any or all of the Delivery Dates shall be extended. In the event that Purchaser and Contractor cannot so agree within 30 (thirty) days after such conference, the extension of such Delivery Date shall be determined as a dispute pursuant to the provisions of Article 33.

       e) The granting of a time extension under this Article by reason of delays caused by Purchaser shall not foreclose any other rights or remedies which Contractor may have against third parties due to such delays.

       f)     No  extension  of  any Delivery Date shall be granted  under  this
Article 7 unless Contractor shall have first provided notice and submitted statements and detailed documentation reasonably justifying such extension within the time limits set in Subclause d) of this Article 7.

       g) The extension of the Vessel(s) Delivery Date(s) provided for in this Article 7 shall be the only remedy for delay to which Contractor shall be entitled; and by way of illustration, but not limitation, Contractor shall not be entitled to damages or any adjustments in the Per Vessel Contract Price(s) or in the Delivery Dates for disruption, compactness or congestion.


ARTICLE 8
LIQUIDATED DAMAGES FOR DELAY IN DELIVERY

       a) In the event that delivery of a respective Vessel is not made on or before close of business, local time, on the Delivery Date (including a grace period provided by Article 1 f) applicable to such Vessel, Purchaser will suffer damages which are extremely difficult of ascertainment. It is agreed that the
sum    of    USD          **          (in   words:   United    States    Dollars
               **                  ) per day represents a reasonable measure  of
the  damages  to Purchaser for each day of delay in delivery of each  respective
Vessel, and Contractor shall pay said sum to Purchaser as per-day liquidated damages, and not as a penalty, for each calendar day elapsing from such time of the Delivery Date (as it may be extended by the grace period or otherwise under this Contract) applicable to a respective Vessel, until delivery of such Vessel is made.

       b) All payments required to be made by Contractor for the liquidated damages earned as provided for in Article 8 a) above, shall be paid as follows:

               (i) Contractor's first payment, regardless of the amount owing, is due on the 60th (sixtieth) day after delivery of a respective Vessel has been delayed beyond the Delivery Date (as it may be extended by the grace period or otherwise under the Contract) up to and including said 60 (sixty) days' period; and thereafter
               (ii) on a weekly basis in arrears commencing on the 7th (seventh) day after the 60 (sixty) days' period mentioned in Subclause (i) above;

and continuing on the last day of each succeeding 7 (seven) day period thereafter until the day on which delivery of such Vessel is made or this Contract is terminated with respect to that Vessel, at which time Contractor shall pay the entire remaining amount due under this Article 8 through such time of delay. In case the Purchaser terminates this Contract with respect to a Vessel according to Subclause a) of Article 21, the liquidated damages paid and/or payable to Purchaser by Contractor in respect of such Vessel are limited
to    an    amount   of   USD          **            (United   States    Dollars
         **         ) according to Article 21 a). If according to this Subclause
b)  of this Article 8 Contractor has paid to Purchaser liquidated damages in  an
amount exceeding USD       **         (United States Dollars        **         )
in  respect  of such Vessel Purchaser has to repay to Contractor the  amount  of
liquidated  damages  exceeding  USD         **         (United  States   Dollars
           **           ) upon Purchaser's termination of the Contract according
to Subclause a) of Article 21.

       c)     The payment of such sums as may become due to Purchaser under this
Article 8 shall not affect any rights of Purchaser as to matters other than late delivery of a Vessel, or any rights of Purchaser under Articles 20, 21 and 23.

       d) Payment of liquidated damages by the Contractor under this Article 8 will constitute full satisfaction of any and all claims of the Purchaser under the Contract against the Contractor resulting from delayed delivery of the Vessel, except as otherwise provided in this Contract.

ARTICLE 9
CONTRACTOR TO RECEIVE AND CARE FOR ITEMS
FURNISHED BY PURCHASER

Contractor shall, at its own risk and expense, receive, inspect and check as to agreement with bills of lading or other transport documents, store, protect, insure and install aboard the Vessels all of the items which may be furnished by Purchaser in connection with the Contract Work. Contractor shall be liable to Purchaser for any damage to or loss of any items furnished by Purchaser occurring during Contractor's custody thereof, no matter how such damage or loss may arise.

In the event that the Plans or Specifications provide that Purchaser shall furnish to Contractor specified items of material or equipment on or before given dates, Contractor shall be entitled to recover all actual, direct and documentable costs (excluding consequential or incidental damages) reasonably incurred as a result of a failure by Purchaser to deliver such items on or before the specified dates. Contractor's right under this Subclause shall be in addition to, and not in lieu of, Contractor's right under Article 7.


ARTICLE 10
INSURANCE ON THE VESSELS AND MATERIAL

Contractor shall procure that each of the Vessels and all materials, outfit, equipment and appliances (including all materials, outfit, equipment and appliances provided by Purchaser) for and used or to be used in the construction thereof, shall, at the expense of Contractor, and as part of the Contract Price at all times, be kept fully insured under a full form marine builder's risk policy equivalent to London Institute Clauses for Builder's Risks (1/6/88) CL 351 amended to delete Article 6 (Earthquake and Volcanic Eruption Exclusion); London Institute War Clauses Builder's Risks (1/6/88) CL 349; and London Institute Strike Clauses Builder's Risks (1/6/88) CL 350. Notwithstanding the above, the required insurance will not include pre-keel-insurance. Contractor will verify coverage by the engine manufacturer as available for engines and any transit exposure between construction sites for engines and hulls. Contractor will provide coverage for war, hurricane, earthquake and strikes, as from moment of keel laying including all risk of Physical Damage to Purchaser furnished materials of any of the Vessel and until each of the Vessels is delivered to and accepted by the Purchaser. The amount of insurance, the deductibles, the percentage escalation allowed, the terms of the policies (including, without limitation, their effective dates), and the insurance companies, underwriters, or underwriting funds shall at all times be satisfactory to the Purchaser.
Contractor  shall  submit to Purchaser for approval as to  form  and  substance, copies of the insurance policies that Contractor intends to procure in compliance with the requirements of this Article 10. All policies of insurance shall be taken out in the name of Contractor and Purchaser as primary insured. All losses under such policies shall be made payable to Contractor and Purchaser for distribution among themselves as their respective interests may appear. All policies shall provide that there shall be no recourse against Purchaser for the payment of premiums or commissions and that no cancellation of such policies, for any reason whatsoever, shall become effective unless and until 30 (thirty) days prior written notice thereof has been given by the insurance underwriter to Purchaser.
Contractor shall procure that copies of all cover notes and original policies, with evidence of prepayment of all premiums or other charges, shall be delivered to Purchaser upon the earlier of keel laying or delivery of engines and other major items to the Shipyard pursuant to this Contract for its approval and custody. Policies, if not in conformance herewith, shall be surrendered and canceled upon direction of the Purchaser, and, concurrently therewith, new policies in conformance with this Article 10 shall be procured and delivered to Purchaser for its approval and custody. At the final adjustment of the premium for such policies following delivery of a Vessel: (i) adjustment due to changes in the Per Vessel Contract Price or Delivery Date pursuant to Articles 5 and 7 shall be for the account of Purchaser, and shall for purposes of this Contract be considered adjustments pursuant to such respective Articles; and (ii) all other adjustments shall be for the account of Contractor.


ARTICLE 11
LOSS OF OR DAMAGE TO A VESSEL

       a) In the event of loss of or damage to a Vessel prior to the delivery of such Vessel pursuant to Article 17, which does not constitute a total loss of such Vessel, such loss or damage shall be made good at Contractor's expense, and the Delivery Date shall be extended in accordance with
Article  7 (provided that the cause of such total loss is excused under  Article
7); and any insurance proceeds shall be paid to Contractor concurrently with repair of such loss or damage progresses.

       b) In the event of a total loss of a Vessel, prior to delivery of such Vessel pursuant to Article 17, construction of such Vessel shall proceed unless Purchaser shall elect to terminate the Contract with respect to such Vessel, which election cannot be exercised, if the Vessel prior to the total loss had not had the main engine installed. If Purchaser elects to terminate the Contract with respect to such Vessel, Purchaser shall give written notice to that effect to the Contractor. If no election is made to terminate the Contract with respect to such Vessel, then Contractor, or, at Contractor's option, another qualified shipyard selected by Contractor and satisfactory to and approved beforehand in writing by Purchaser, shall as subcontractor proceed with the construction and delivery of such Vessel in accordance with this Contract, the Specifications and the Plans (and Contractor shall be entitled to payment on account of such construction and delivery on the terms set forth herein), and the Delivery Date applicable to such Vessel shall be extended in accordance with
Article  7 (provided that the cause of such total loss is excused under  Article
7).

       c) Notwithstanding any other rights of the Purchaser under this Contract, in the event that there is a total loss of a Vessel prior to delivery of such Vessel pursuant to Article 17, and such loss results from a risk covered by insurance, as set forth in Article 10, all of the proceeds of such insurance payable as a result of such loss shall be paid to the Purchaser and Contractor as follows:

               (i) if Purchaser elects to terminate the Contract in respect of such Vessel an amount equal to payments made from Purchaser to Contractor under this Contract in respect of said Vessel together with interest thereon as provided for in Article 4 e) from the date Purchaser made the payments to the date on which reimbursement is made and an amount equal to the value of lost or damaged items furnished by Purchaser shall be paid to Purchaser, whereas Contractor shall receive the residual amount, if any:

               (ii) if the Contract is not terminated in respect of such vessel, an amount corresponding to the value of lost or damaged items furnished by Purchaser shall be paid to Purchaser, whereas Contractor shall receive the residual amount, if any.

       d) Notwithstanding any other rights of the Purchaser under this Contract, in the event that there is a total loss of a Vessel prior to delivery of such vessel pursuant to Article 17, and such loss results from a risk not covered by insurance, as set forth in Article 10, and an election is made by Purchaser to terminate the Contract with respect to such Vessel, Contractor shall pay to the Purchaser an amount equal to all payments made under this Contract in respect of the Vessel lost up to the date of the total loss together with interest thereon as provided for in Article 4 e) from the date Purchaser made the payments to the date on which reimbursement is made. Additionally, Contractor shall pay to Purchaser an amount equal to the value of all lost or damaged items provided by Purchaser for and used or to be used in the construction of such Vessel.

       e)     Notwithstanding anything to the contrary in Subclause c) (ii)  and
d) in this Article, Purchaser shall not be entitled to interest on payments made to Contractor always provided that the cause of such total loss is excused under
Article 7.


ARTICLE 12
INDEMNIFICATION

       a) Except as provided in Article 12 b), Contractor shall indemnify fully, hold safe and harmless, and defend Purchaser, Purchaser's subsidiaries and affiliates (including without limitation companies which directly or indirectly hold any portion of Purchaser's share capital and such companies' subsidiaries) and their respective agents, officers, directors, servants and employees, and the Vessels and each of them (individually a "Protected Party" and collectively the "Protected Parties"), from and against any and all losses, claims, damages, liabilities, demands, suits, causes of action, costs and expenses (including interest and attorneys' fees) arising or resulting from injury, death, harm and/or loss to any third person and/or any property whatsoever of any third person arising from, pertaining to or in any manner connected with the performance of the Contract Work (at any location(s) whatsoever) and/or any duties of Contractor hereunder and/or any work performed at the Shipyard (whether part of the Contract Work or not), (including, without limitation, those based on negligence, breach of contract, breach of warranty or claim under strict liability in tort against any Protected Party, or by or against Contractor or any third party), excepting only such injury, death, harm or loss, if any, and only to the extent as may be caused by the negligence or willful misconduct of Purchaser or its officers, directors, employees, or agents or such independent contractors, if any, as are directly engaged by Purchaser (other than Contractor) or for which Contractor is not responsible under law. For purposes of this Article 12, it is agreed that the workmen, agents, employees and independent contractors of Contractor or its subcontractors shall at all times be agents, employees or independent contractors of Contractor or its subcontractors and shall not be employees, agents or independent contractors of Purchaser.

       b) Contractor's obligations, as set forth in Article 12 a), shall not apply to any claim arising out of injury, death, harm or loss sustained after the delivery of the Vessel to which it relates (or of all Vessels to which it relates); provided that this exclusion shall not apply to any claim arising after delivery directly or indirectly as a consequence of injury, death, harm or loss sustained prior to such delivery.

       c) Contractor hereby expressly waives any right of express, implied or equitable indemnity or contribution from or against Purchaser or the Vessels, or any of them, on account of any claim, loss, damage, liability demand, suit, cause of action cost or expense (including interest and attorneys' fees) arising from, pertaining to or in any manner connected with any of the matters to which Contractor's indemnity obligations under Article 12 a) or Article 12 b) would apply.

ARTICLE 13
APPOINTMENT OF REPRESENTATIVES OF PURCHASER

With respect to the performance of this Contract, Purchaser shall be entitled to designate one or more authorized representatives who shall have authority to exercise one or more rights accorded to Purchaser under this Contract. Notice of all such designations (together with a statement of the scope of authority of each designee) and notice of the revocation of any prior designation shall be given by Purchaser to Contractor in writing. Where this Contract gives Purchaser the right to direct action or inaction by Contractor, Contractor shall have no obligation to follow, and it shall not acquire any rights by following, any such directions, except those which shall be issued in writing over the signature of an authorized representative of Purchaser acting within the scope of this actual authority.

Contractor shall furnish Purchaser and his representatives free of charge with adequately maintained offices (desks, files, telephones, telefaxes, typing services, change rooms, clothing and gear, lockers etc.) conveniently located in the Shipyard and in close proximity to the Vessel(s). The Purchaser's office in addition to the yard phone, shall be equipped with a direct call (24 hours) outside telephone to allow communication between Purchaser and Purchaser's representative(s) in the Shipyard. Fees for telephone, telefax and telex are for Purchaser's account. The Contractor shall free of charge supply lodging and meals at the Shipyard for 6 (six) Purchaser representatives and shipyard superintendents.


ARTICLE 14
MATERIALS AND WORKMANSHIP

       a) Contractor (in carrying out the Contract Work) and the Vessels (including any and all Items as defined in Article 14 b)) shall comply with all of the requirements of the American Bureau of Shipping and other authorities as mentioned in the Specification and as required by law having jurisdiction over the Contract Work and the completed Vessels (hereinafter called "Regulatory Body" or "Regulatory Bodies"), notwithstanding that there may be shown in or on the Plans or Specifications a specific requirement as to any item of Contract Work notwithstanding any approvals shown in or upon said documents or any approvals given by Purchaser upon inspection of any Contract Work, subject, however, to the following: (i) if the Plans or Specifications specifically require work in excess of that required by any Regulatory Body, such specifically required work shall be performed by Contractor as Contract Work required by this Contract; and (ii) if the Plans and Specifications require work which is less than that required by any Regulatory Body, Contractor shall perform the work required by the Regulatory Body as Contract Work required by this Contract; provided that if any Regulatory Body requirements promulgated subsequent to the date hereof, exceeds or is otherwise in conflict with the requirements of the Plans and Specifications and the Regulatory Body requirements promulgated on the date hereof, and effects an increase in the cost to Contractor of the Contract Work, the Contract Price, the Per Vessel Contract Prices and Delivery Date(s) shall be adjusted pursuant to the provisions of
Article 5.

       b) All items of machinery, material, workmanship, outfit, spares and equipment incorporated or installed or to be incorporated or installed in the Vessels ("Items") shall be in full compliance with this Contract and the requirements of the Plans and Specifications. Contractor shall furnish to Purchaser, for its approval, the purchase specifications and vendors' plans and specifications for Items supplied by persons or entities other than Contractor which Contractor contemplates incorporating in a Vessel, and all changes thereto, and the names of the manufacturers, vendors, subcontractors or other suppliers of such Items. Subject to Article 15 e), if Purchaser has not specified, within 28 (twentyeight) days following receipt of such plans and specifications, one or more requirements of this Contract, the Plans or the Specifications which would be violated by such plans and specifications, they shall be considered approved by Purchaser. Nothing in this Article 14 b) shall, however, limit Purchaser's right to specify a change in such plans and specifications as an Article 5 Change under Article 5. Amendments to such approved plans and specifications may be submitted by Contractor to Purchaser prior to incorporation or installation of the affected Items in a Vessel for approval or rejection on the same terms as its original approval. When required by the Plans or Specifications, or when called for by Purchaser, Contractor shall furnish full information concerning all other Items which it contemplates incorporating or installing in a Vessel. In the event Purchaser has reasonable grounds for seeking such confirmation, all manufacturers, vendors, subcontractors, and other suppliers of Items in the nature of machinery or mechanical or other working equipment shall be required to submit a certificate executed by the prospective manufacturer, vendor, subcontractor or other supplier confirming that it has no present intention to discontinue manufacturing such Item or Items or to cease providing parts or service for such Items, and if satisfactory confirmation is not received, Contractor shall make such other arrangements as are necessary to assure continued availability of parts and service for such Items. Notwithstanding anything to the contrary in law, in equity or in this Contract, under no circumstances shall any approval granted by Purchaser under this Article 14 or any other provision of this Contract or otherwise, have the effect of relieving Contractor from any of its obligations under this Contract including but not limited to Articles 2 c), 12 and 18. The satisfaction of such obligations shall at all times remain solely the responsibility of Contractor.

       c) Notwithstanding anything set forth in this Article 14, Contractor shall have no responsibility under this Article 14 as to Items furnished by Purchaser other than that the installation thereof shall be carried out in accordance with this Contract and the Plans and Specifications.


ARTICLE 15
INSPECTION, APPROVAL OF PLANS AND WORK

       a) The Contract Work shall be subject to inspection by and the approval of representatives of Purchaser and representatives of all relevant Regulatory Bodies at any and all reasonable times during manufacture or construction and at any and all places where manufacture or construction are carried on, and Contractor shall be required to insert the provisions of this
Article 15 a) in all subcontracts entered into by it in connection with the Contract Work.

       b) All plans and other documents required to be furnished by the Specifications shall be submitted by the Contractor in their proposed final form to Purchaser for its approval, and, within 28 (twentyeight) days after receipt thereof, or such longer period as is reasonably required and is specified in writing by Purchaser within 5 (five) business days after receipt thereof, Purchaser shall in writing either (i) approve such plan or document; (ii) tentatively approve such plan or document subject to Contractor's acceptance of changes proposed therein by Purchaser; (iii) tentatively reject such plan or document with a request for resubmission in response to the comments of Purchaser; or (iv) reject such plan or document. Any failure by Purchaser to so approve, tentatively approve, tentatively reject or reject such plan or document within such period shall constitute approval of such plan or document.

       All rejections shall specify those aspects of the rejected plan or document which do not, or which provide for Contract Work which does not, conform to the requirements of this Contract or the Plans or Specifications.

       c)     If  a  plan or document is approved, Contractor shall, subject  to
Article 15 d), proceed with the Contract Work which is shown therein. If a plan or document is rejected as set forth in Article 15 b), Contractor shall promptly alter the rejected document and resubmit it as altered, for Purchaser's approval in accordance with Article 15 b). Amendments to such an approved plan or document may be submitted by Contractor to Purchaser prior to incorporation of the affected workmanship, equipment or materials into a Vessel for approval, tentative approval, tentative rejection or rejection on the same terms as its original approval. Appropriate amendments shall be so submitted reasonably promptly after Contractor becomes aware that any approved plan or document in any way fails to conform to the requirements of this Contract or the Plans or Specifications, and neither Purchaser's prior approval of such plan or document, Contractor's completion of the Contract Work shown therein nor Purchaser's approval of such Contract Work shall in any way restrict Purchaser's right, at its option, to draw any such failure to conform to Contractor's attention. All Contract Work performed by Contractor prior to approval by Purchaser of all plans or documents covering or affecting such work shall be at the sole risk and expense of the Contractor, and Contractor shall bear all costs, damages or liabilities which may result from the ordering of any materials or the performance of any work prior to approval of the plans or documents which cover such materials or work. Additionally, and notwithstanding anything to the contrary in law, in equity or in this Contract, under no circumstances shall any approval granted by Purchaser under this Article 15 c) or any other provision of this Contract or otherwise, or any failure to reject by Purchaser under this
Article 15 c) or any other provision of this Contract or otherwise, have the effect of relieving Contractor from any of its obligations under this Contract including but not limited to Articles 2 c), 12 and 18. The satisfaction of such obligations shall at all times remain solely the responsibility of Contractor.

       d) The Vessels, and all Items as the same may at any time or at any place be completed or be in progress, shall be subject, to inspection by and the approval of Purchaser. Purchaser shall, reasonably promptly after tender of any work or Items for approval, approve all work and Items which comply with the requirements of this Contract and the Plans and Specifications, and Purchaser shall be entitled (but shall not be obligated) to reject all work and Items which do not conform to any of said requirements, even though: (i) plans, specifications or documents covering such work or Items have previously been approved by Purchaser under Article 14 or 15; or (ii) such work or Items have previously been approved by Purchaser under this Article 15 d). Nothing in this
Article 15 d) shall, however, limit Purchaser's right to specify a change in any Contract Work as an Article 5 change under Article 5. All rejections shall be made in writing, and shall specify those aspects of the work or Items inspected which do not conform to the requirements of this Contract or the Plans or Specifications. If any work or Items shall be duly rejected by the Purchaser as not complying with the Contract and/or the Plans and/or the Specifications, Contractor shall promptly correct such work or replace such Items without charge therefor. Notwithstanding anything to the contrary in law, in equity or in this Contract, under no circumstances shall any approval granted by Purchaser under this Article 15 d) or any other provision of this Contract or otherwise, or any failure to reject by Purchaser under this Article 15 d) or any other provision of this Contract or otherwise have the effect of relieving Contractor from any of its obligations under this Contract including but not limited to Articles 2
c), 3, 12 and 18. The satisfaction of such obligations shall at all times remain solely the responsibility of Contractor.

       e) Nothing contained in this Article 15 or in Article 3 shall have the effect of relieving Contractor from any requirements included in the Specifications to obtain any approval of Purchaser.


ARTICLE 16
TRIALS

       a) Contractor shall subject each respective Vessel, and all Items and work incorporated therein, to such shop, dock, sea and other trials and tests as are required with respect to such Vessel by the Plans or Specifications. The total expense of such trials shall be borne by Contractor, except as otherwise expressly provided.

       b) Purchaser shall have the right to have authorized representatives present at all shop, dock, sea and other trials and tests. Contractor shall provide Purchaser with 3 (three) days prior written notice of all trials and tests (except sea trials) designated for such notice by Purchaser after receipt from Contractor of a schedule of trials and tests and with 24 (twentyfour) hours prior written or telegraphic notice of all other trials and tests (except sea trials). Contractor shall provide Purchaser with 14 (fourteen) days' prior written notice of all sea trials: provided that only 1 (one) day's prior written notice need be provided to Purchaser with respect to retrials at sea conducted within 3 (three) days after completion of a previous sea trial at or upon which the need for such retrial was determined. All trials and tests conducted without notice to Purchaser, shall be reconducted by Contractor at the sole expense of Contractor.

       c) If, at and upon any trial or test required by this Article 16, a Deficiency (as defined in Article 18 b)) shall be discovered in a Vessel, Contractor shall, after correcting such Deficiency, be required to make further trials and tests sufficient in extent and number to reasonably demonstrate complete correction thereof: provided that additional sea trials will not be required if the correction of such

       Deficiency  can be verified in shop or dock trials or tests.   The  total
expense of all additional trials and tests required by this Article 16 shall be borne by Contractor.

       d) After all trials and tests required by this Article 16 have been completed, Contractor shall return the tried and tested Vessel to the Shipyard, and open up such machinery as Regulatory Bodies and/or Purchaser require(s) for post-trial inspection and examination. Any Deficiencies then appearing in such machinery shall be corrected by Contractor. After Contractor has made such corrections, Contractor shall close and connect, retry and retest the machinery, as appropriate, and then make ready for service. The Regulatory Bodies and/or Purchaser shall be entitled to require further post-trial examination and inspection at which Contractor shall reasonably demonstrate complete correction of any and all Deficiencies in such machinery.


ARTICLE 17
DELIVERY

       a) When a respective Vessel is Complete (as defined in Article 1 d)), and all trials and tests required by Article 16 have been satisfactorily performed, or at such earlier time as is provided in Article 17 d), that Vessel shall, provided prior written notice hereof of not less than 30 (thirty) days was given by Contractor to Purchaser, be offered for delivery to Purchaser alongside a safe and accessible pier at the Shipyard where there must be sufficient water for the Vessel to always be afloat, custom to the contrary notwithstanding. The Vessel thus offered shall be free and clear of all liens, claims, charges, security interests or encumbrances of any nature whatsoever except as may have been created by Purchaser (other than those in favor of Contractor or any other person in connection with entering into or carrying out this Contract) or exist in Purchaser's favor. Such offer of delivery of the Vessel shall also be accompanied by an offer from Contractor to deliver the following documents (hereinafter the "Delivery Documents"):

               (i) Protocol of Delivery and Acceptance acknowledging delivery of such Vessel to, and acceptance and taking possession of such Vessel by, Purchaser in accordance with this Contract, executed in duplicate by
                         Contractor. Such Protocol shall state the date and time of such delivery and acceptance.

               (ii) Declaration of Warranty of Contractor that such Vessel is delivered to Purchaser free and clear of any liens, claims, charges, security interests or encumbrances of any nature whatsoever except as may have been created by Purchaser (other than those in favor of Contractor or any other person in connection with entering into or carrying out this Contract) or exist in Purchaser's favor, and that such Vessel is absolutely free of all burdens in the nature of import duties, taxes or charges imposed by the nation, city, county, state, or port of delivery.

               (iii) Instruments confirming that title to such Vessel has vested in Purchaser, as provided herein, in such number and form as may reasonably be requested by Purchaser.

               (iv)      Protocol  of  Inventory, as required by the  Plans  and
                         Specifications,  of  the  equipment  of   the   Vessel,
                         including spare parts.

               (v) All certificates required to be furnished upon delivery of the Vessels pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the Contractor, the formal Regulatory Body certificates and/or other formal certificates are not available at the time of delivery of the Vessels, provisional or interim certificates adequate to allow intended use of the Vessel shall be accepted by the Purchaser, provided that the Contractor shall furnish the Purchaser with the formal certificates as promptly as possible after such formal certificates have been issued.

               (vi)      Protocol of trials.

               (vii)     Protocol of stores of consumable nature.

               (viii)    Builder's certificate (notarized and legalized).
               (ix)      Non-registration  certificate  (issued  by  the   local
                         court or appropriate legal body).

               (x)       Commercial invoice.

               (xi)      Bill of sale (notarized and legalized).

               (xii)     Drawings and Plans pertaining to the Vessels.

       b) If, at the time an offer of delivery of a Vessel is made, such Vessel shall be Complete, and if such offer shall be accompanied by an offer of delivery of the Delivery Documents, such Vessel and the Delivery Documents shall thereupon be accepted by Purchaser in accordance with Article 17 c). If, at such time, the Vessel in question shall not be Complete, Purchaser shall be entitled to refuse acceptance of such Vessel by thereupon delivering to Contractor a written specification of those aspects of such Vessel which prevent it from being Complete. Any subsequent offer or offers of delivery shall be made and accepted on the terms set forth in Article 17 a) and Article 17 b). Notwithstanding the foregoing, if, at such time the Vessel in question is complete but for Minor and Insignificant Deficiencies, Purchaser shall not be entitled to refuse acceptance of such Vessel. Purchaser and Contractor shall then draw up a list of these Minor and Insignificant Deficiencies (Remaining Item List) stating how and when these Deficiencies shall be remedied by Contractor after acceptance of delivery. Purchaser and Contractor shall be under an obligation to conduct good faith discussions with each other in this respect. "Minor and Insignificant Deficiencies" are those which do not affect the seaworthiness of the Vessel(s) or its/their full use in its/their intended service and purpose, which is a high speed container liner service on a regularly scheduled basis, and shall not include Deficiencies contained in Subclause b) (iii) of Article 18.

       c) Acceptance of a Vessel by Purchaser shall be accomplished by (i) the delivery to Contractor of a counterpart of the Protocol of Delivery and Acceptance executed by Purchaser; and (ii) the payment by Purchaser to
Contractor of that portion of the Per Vessel Contract Price which Purchaser is required to pay upon delivery of the Vessel pursuant to Article 4. Purchaser may (but shall not be obligated to) specify in the protocol of Delivery and Acceptance to be delivered by it such Deficiencies as may be known to exist in the Vessel at the time the Vessel is accepted. All such Deficiencies, which may be known to exist in the Vessel at the time the Vessel is accepted, shall thereafter be deemed to and be treated as Deficiencies arising and reported during the Guarantee Period. Purchaser shall be afforded two days free of any wharfage or other charge, and up to 3 (three) days additional at a reasonable wharfage fee, within which to remove the Vessel from the Shipyard.

       d) Notwithstanding anything to the contrary in this Contract, Purchaser may, at its option, demand delivery of a respective Vessel at any time (whether prior or subsequent to the time established for the offer of delivery of such Vessel pursuant to Article 17 a)) if such Vessel is, at the time of demand, in such a state of completion that Purchaser is able to obtain approval of the operation of such Vessel from all Regulatory Bodies having jurisdiction over such Vessel's operation. Contractor shall within 5 (five) days of any demand by Purchaser pursuant to the preceding sentence, offer the Vessel in question for delivery to Purchaser in accordance with the first sentence of
Article 17 a), together with such of the Delivery Documents, if any, as can be obtained by Contractor as of the date of such offer, and such offer shall be accepted by Purchaser in accordance with Article 17 c), provided that the amount of a reduction of the Per Vessel Contract Price shall be reasonably estimated by Contractor. Purchaser upon delivery of the Vessel in question has to pay the Per Vessel Contract Price as adjusted less said reduction. If Purchaser does not agree to this reduction, Contractor has to deliver to Purchaser a guarantee in favor of Purchaser issued by an internationally reputable 1st class bank for the amount of the difference between Contractor's estimate and Purchaser's estimate of the reduction, payable in accordance with the Decision of an arbitration award pursuant to Article 33. Purchaser's demand pursuant to this Article 17 d) shall be deemed a proposal for an Article 5 Change deleting the Contract Work not yet completed and the Per Vessel Contract Price shall be adjusted and documentation prepared by Contractor accordingly. All disputes arising under this Article 17 d) shall be referred to the Arbitrator(s) for resolution, and subject to the foregoing provisions in this Subclause d) Contractor shall have no right to refuse to offer a Vessel for delivery on account of any such dispute. If Contractor documents that such an Article 5 Change will have an effect on any of his warranties and/or other liabilities under this Contract, such warranties and/or liabilities shall be adjusted by the parties in writing as necessitated hereby and in case the parties agree that Contractor shall subsequently carry out the work comprised by said Article 5 Change, such warranties and/or liabilities shall come into force only after completion of said work.

       e) In every instance in which a right or obligation under this Contract is in any manner dependent upon delivery of a Vessel, such delivery shall not be deemed to have occurred unless and until such Vessel has been accepted by Purchaser under this Article 17. Acceptance of the Vessel by Purchaser under this Article 17 shall signify that Purchaser has taken possession of the Vessel as of the time and date set forth in the Protocol of Delivery and Acceptance and that Contractor may terminate all insurance required to be provided by Contractor under Article 10 in respect of such Vessel. Acceptance of any Vessel by Purchaser under this Article 17 shall not be deemed to constitute a waiver of or otherwise prejudice, Purchaser's rights under
Article 18 with respect to any Deficiency, whether known or unknown, whether or not noted in any document delivered in connection with delivery of the Vessel, which may exist in such Vessel at the time it is accepted by Purchaser. Any such Deficiency may be reported to and shall be corrected at the sole cost and expense of Contractor during the Guarantee Period, as provided in Article 18.


ARTICLE 18
GUARANTEE

       a) Subject to the provisions of this Article 18, Contractor guarantees that each Vessel for a period of 1 (one) year FROM THE DATE OF DELIVERY OF SUCH VESSEL UNDER ARTICLE 17 (THE "GUARANTEE PERIOD") shall be free from any and all Deficiencies.

       b) The term "Deficiency" shall mean: (i) any weakness, failure, breaking down, incompleteness, defect or deterioration in any Vessel, including without limitation, in any workmanship, engineering, equipment, machinery, materials, outfitting or spares, incorporated therein or to be delivered therewith; or (ii) any failure of any Vessel, including without limitation of any workmanship, engineering, equipment, machinery, materials, outfitting or spares incorporated therein or to be delivered therewith, to satisfy any of the requirements of this Contract or of the Plans or Specifications; or (iii) the existence of a condition to a certificate issued by a Regulatory Body. "Deficiency" shall not, however, include any such fault in an Item furnished by Purchaser which was installed or stowed on board by Contractor in accordance with all of the requirements of this Contract and the Plans and Specifications.

       c) Notwithstanding any inspection or failure to reject by the Purchaser or any Regulatory Body pursuant to this Contract, if at any time within the Guarantee Period with respect to any Vessel there shall appear, exist or be discovered any Deficiency, and Purchaser gives Contractor notice specifying such Deficiency within 30 (thirty) days after the end of the Guarantee Period with respect to such Vessel or if the Vessel is at sea at the end of such period within 15 (fifteen) days after completion of the voyage but in no event later than 60 (sixty) days after expiration of the Guarantee Period, such Deficiency shall, upon written demand by Purchaser, be corrected at the sole cost and expense of Contractor: provided that Contractor shall not be responsible for the correction of any Deficiency if such Deficiency is due to negligence or misuse by Purchaser; and provided further that Contractor shall not be responsible for the correction of any Deficiency in any Vessel, if such Deficiency is due to ordinary wear and tear. Except as may otherwise be provided in this Contract, the liability of Contractor to Purchaser on account of any Deficiency under this paragraph c) shall not extend beyond the actual cost of repair or correction thereof, including the cost of docking or drydocking the Vessel in which such Deficiency exists (to the extent provided in Article 18 f)).

       If a Deficiency causes damage to an item of workmanship, machinery, materials, equipment, outfitting or spares of a Vessel during such item's Guarantee Period, Contractor shall be liable for the cost of correcting or
repairing such damage in an amount not exceeding USD     **       (United States
Dollars                **             ).

       Contractor shall have the option to have at its sole expense, except for suitable accommodations and food to be supplied by Purchaser, an engineer on board each Vessel at any time during the Guarantee Period dependent on the necessity. The Purchaser has the same option if the Purchaser deems it necessary in connection with a possible Deficiency claim. If it comes out that the alleged deficiency was no Deficiency, Purchaser has to reimburse Contractor the costs for this engineer.

       In computing the Guarantee Period provided with respect to a Vessel or an Item of any one of the Vessels, there shall be excluded any time during which such Vessel or Item is prevented from entering or is taken out of service on account of any Deficiency in such Vessel or Item.

       d) Purchaser may elect to have such work as is necessary to correct a Deficiency in any Vessel performed by a reputable and qualified shipyard of Purchaser's choice in any port or ports in the world or by the Vessel's crew, and Contractor shall be liable to Purchaser for the full expense thereof, including without limitation, the cost of all labor (including Vessel crew labor) (at straight time or overtime) and materials and any taxes, transportation charges or import or export duties which may be incurred with respect to such materials or labor. Such corrective work may be scheduled by Purchaser so as to minimize its disruptive effect on the Vessel's operation; and any such work requiring drydocking may be performed at Purchaser's option at any time at the earlier of the Vessel's first drydocking or within 60 (sixty) months after delivery of such Vessel. Costs in connection with drydocking shall be applied as provided for in Article 18 f) as if such work were correction of underwater Deficiencies. Notwithstanding the foregoing, Purchaser will give Contractor the first opportunity to perform non-emergency repairs to Deficiencies, which cannot be performed by the Vessel's crew, and shall give notice of such Deficiencies as soon as possible without delay, provided Contractor can correct said Deficiencies on terms no less favorable than those which Purchaser can arrange with respect to time, place and disruption of the Vessel's schedule.

       e) Contractor shall be given 5 (five) business days' notice of and an opportunity to inspect a Deficiency in such Vessel, before correction (or attempted corrections of such Deficiency); provided that if correction (or attempted corrections) is scheduled (so as not to interfere with maintaining the Vessel's schedule or for other good cause) so as to make such notice impracticable, or such notice is for any other reason impracticable, Purchaser shall notify Contractor of the Deficiency within 30 (thirty) days after discovery thereof. No failure of Purchaser to give notice as required by this
Article 18 d) and/or e) shall result in any loss or diminution of Purchaser's rights under this Article 18, provided any delay in giving notice does not exceed 30 (thirty) days and actual notice is given during the Guarantee Period.

       f) In the event that any underwater Deficiencies are discovered in a Vessel at any time within 30 (thirty) months of the date of delivery of such Vessel and either (i) such Deficiency is discovered during the Guarantee Period applicable to such Vessel, or (ii) it is agreed or Purchaser proves that such Deficiencies arose during the Guarantee Period applicable to such Vessel (whether or not such Deficiencies were reported during such period), Contractor shall be responsible for such Deficiencies and the correction thereof in accordance with this Article 18 provided that Purchaser shall pay, as its expense, for the haul day and any lay days required to accomplish such Vessel's normal drydocking maintenance, and Contractor, in addition to the cost of the correction of such Deficiency, shall also pay, as its expense, for each additional drydocking lay day which is required to correct such Deficiency. Notwithstanding the foregoing, if a Vessel is drydocked solely on account of a Deficiency at any time within 12 (twelve) months of the date of delivery of such Vessel, and such Deficiency exists, Contractor shall pay all drydocking charges, as well as the cost of correction of such Deficiency. Purchaser may, at its expense, conduct an underwater survey within the Guarantee Period, but its failure to do so shall not affect any rights accorded it by this Article 18.

       g) Notwithstanding the provisions of this Article 18 g) with respect to assignment of certain portions of certain warranties and guarantees, it is agreed that Contractor's obligations, as established in this Article 18, shall extend and apply to all workmanship and to each and every item of machinery, material, equipment, outfitting and spares which is incorporated in or is delivered with the Vessel, whether furnished or fabricated by Contractor or a subcontractor or some other vendor, manufacturer or supplier. (Contractor has no obligations under this Article 18, however as to any fault in an Item furnished by Purchaser which was installed or stowed on board by Contractor in accordance with all of the requirements of this Contract and the Plans and Specifications.) Contractor hereby assigns to Purchaser, to the extent possible and without charge therefore, that portion of any warranty or guarantee made by a subcontractor or other vendor, manufacturer or supplier with respect to any item of workmanship, machinery, material, equipment, outfitting or spares which extends beyond the Guarantee Period applicable to the Vessel containing such item or which is otherwise more favorable to Purchaser than the guarantee of Contractor under this Article 18. The assignment referred to in the preceding sentence shall become effective at and upon delivery of the Vessel to which such guarantee or warranty applies, and Contractor hereby agrees to deliver to Purchaser, within thirty days of the date of delivery of each respective Vessel, copies of all contracts, certifications or other documents which embody or set forth such warranties or guarantees as are assigned to Purchaser under this
Article 18 g). Contractor shall seek to obtain best possible guarantees and warranties from subcontractors, venders, manufacturers and suppliers and seek to ensure that those may be assigned to Purchaser.

       h) Except as otherwise provided in this Contract without limitation as per Article 18 f), Contractor shall have no responsibility under this Article 18 with respect to any Deficiency not arising, existing or discovered in a Vessel during the Guarantee Period applicable to such Vessel and reported in writing to Contractor within 30 (thirty) days after the expiration of such Guarantee Period with respect to the Vessel in which such Deficiency exists or if the Vessel is at sea at the end of such period within 15 (fifteen) days after completion of the voyage, but in no event later than 60 (sixty) days after expiration of the Guarantee Period, it being specifically understood that any such Deficiencies and all damages resulting therefrom shall be the exclusive responsibility of Purchaser: provided that Contractor's obligation with respect to the correction of Deficiencies for which Contractor is responsible as provided herein shall be to fully, completely and properly correct such Deficiencies, excepting normal wear and tear of work and materials employed in such corrections.

       i) Trial Deficiencies. The parties hereby agree that certain Deficiencies identified as a result of tests or trials provided for herein and as per the Specifications shall result in the payment by Contractor to Purchaser of liquidated damages (and not as a penalty) as provided in the specific schedules appearing below:

               (1)     Speed:

                a)     the  guaranteed service speed of each of the  Vessels  at
                    design   draft    **    (    **    )   m   shall   be     **
                    (          **          ) knots and shall be demonstrated  by
                    Contractor during sea trials under conditions as described in the Specifications.

                b)     Contractor shall have no liability to Purchaser by reason
                    of  the  actual  speed of any of the Vessels  as  determined
                    during     trial    run    being    less     than         **
                    (         **            )  knot below the guaranteed service
                    speed  as defined herein and in the Specifications. However,
                    commencing  with  and including such Deficiency  of       **
                    (          **        )  knot  in  actual  speed  below   the
                    guaranteed service speed of any of the Vessels, Contractor shall pay as liquidated damages for any of the Vessels in respect of which such a Deficiency exists as follows (but
                    disregarding  fractions of   **    (      **        )  of  a
                    knot):

                       For    **    (      **       ) of a knot a total  sum  of
                    USD     **       (United States Dollars      **      ).

                       For    **    (      **      ) of a knot a  total  sum  of
                    USD    **      (United States Dollars      **        ).

                       For    **    (      **      ) of a knot a  total  sum  of
                    USD    **        (United States Dollars       **     ).

                       For    **    (      **      ) of a knot a  total  sum  of
                    USD    **         (United States Dollars       **    ).

                       For    **    (      **      ) of a knot a  total  sum  of
                    USD     **         (United States Dollars      **    ).

                       For    **     (     **      ) of a knot a  total  sum  of
                    USD    **          (United States Dollars       **   ).

                       For    **    (      **      ) of a knot a  total  sum  of
                    USD    **          (United States Dollars       **   ).

                          If  the  Deficiency  in actual speed  of  any  of  the
                          Vessels upon trial is ** ( ** ) knot or more below the guaranteed service speed, the Purchaser may at its option terminate the Contract with respect to that Vessel in accordance with Subclause (5) below.

               (2)     Fuel Consumption:

                a)     The  guaranteed fuel consumption of each of  the  Vessels
                    shall be as defined in the Specifications and shall be demonstrated by the Contractor during the shop tests.

                b)     Contractor shall have no liability to Purchaser by reason
                    of the fuel consumption of any of the Vessels as determined during shop tests being more than the guaranteed fuel consumption as defined in the Specifications and herein, provided such excess is not more than ** % ( ** per cent) over the guaranteed fuel consumption. However, commencing with and including an excess of ** %
                    (      **       per cent) in actual fuel consumption of  any
                    of  the  Vessels Contractor shall pay as liquidated  damages
                    for  such  Vessel the sum of USD     **       (United States
                    Dollars        **           )   for  each   full     **    %
                    (      **       per cent) increase in fuel consumption above
                    said ** % ( ** per cent) (fractions of ** % ( ** per cent) to be prorated) up to a maximum of
                       **   %  (     **      per cent) over the guaranteed  fuel
                    consumption of that Vessel.

                       If  fuel consumption of any of the Vessels exceeds  **  %
                    (     **       per cent) of the guaranteed fuel consumption,
                    the Purchaser may, at its option terminate the Contract with respect to that Vessel in accordance with Subclause
                    (5) below.

               (3)     Deadweight:

                a)     The guaranteed deadweight of each of the Vessels shall be
                    as defined in the Specifications and shall be demonstrated by the Contractor.

                b)     Contractor shall have no liability to Purchaser by reason
                    of the actual deadweight of any of the Vessels as determined in accordance with the Specifications being less
                    than      **      (       **       ) metric tons  below  the
                    guaranteed  deadweight.  However, Contractor  shall  pay  as
                    liquidated  damages  to Purchaser  the  sum  of  USD      **
                    (United  States  Dollars         **       )  for  each  full
                    metric  ton  of  such  deficiency  being  more  than      **
                    (      **       ) metric tons up to a maximum deficiency  of
                          **       (          **         )  metric  tons   (said
                    calculation disregarding fractions of ** ( ** ) metric ton). In the event of a deficiency in actual deadweight of any of the Vessels being more than **
                    (         **          ) metric tons then, Purchaser may,  at
                    its option, terminate the Contract in respect to that Vessel in accordance with Subclause (5) below.

               (4)     Container Capacity Warranty:

                a)     The  guaranteed TEU standard container slot  capacity  of
                    each  Vessel  when stacked   **   (     **       )  high  on
                    deck shall be as specified in the Specifications and the General Arrangement Plan.

                b)     Contractor shall have no liability to Purchaser by reason
                    of the actual container slot capacity of each Vessel being less than ** ( ** ) TEU below the guaranteed container slot capacity of each Vessel. However, Contractor shall pay as liquidated damages to Purchaser for any of the Vessels the sum of USD ** (United States Dollars
                            **         )  per TEU for each Vessel having  a  TEU
                    deficiency below the guaranteed TEU standard container  slot
                    capacity less   **   (     **     ) TEU.

                    In  the  event of the actual container slot capacity of  any of the Vessels being ** ( ** ) TEU less than the guaranteed TEU standard container slot capacity as defined in a) above, Purchaser may at its option terminate the Contract in respect to that Vessel in accordance with Subclause (5) below.

               (5)     Purchaser's Option to Terminate:

                    If for any reason or combination of reasons set forth above in Subclauses (1) through (4) of this Article 18 (i), Purchaser elects to terminate the Contract in respect of the deficient Vessel, then within 10 (ten) days of receipt of notice of said termination Contractor shall refund to Purchaser the amount of all installments of the Contract Price with respect to the Vessel in respect of which the Contract is terminated together with interest thereon as provided for in Article 4 e) from the date Purchaser made the payments to the date on which reimbursement is made together with an amount equal to the value of items furnished by Purchaser. This refund shall discharge all obligations, duties and liabilities of each of the parties hereto to the other under this Contract and Contractor shall have no liability to Purchaser for any liquidated damages under this Article.

       j) Apart from Purchaser's rights under this Contract, Purchaser shall have no further claims against Contractor for Deficiencies, loss or damage to the Vessels, including, but not limited to, consequential damages for loss of use of the Vessels and all other consequential damages for damage or loss to the Vessels.


ARTICLE 19
DEFAULT OF PURCHASER

       a) In the event Purchaser is in Default (as defined in Subclause b) below) under this Contract, and such Default is not remedied by Purchaser within 15 (fifteen) days after Purchaser's receipt of a written notice from Contractor specifying said Default and specifying that Contractor intends to terminate this Contract, if Purchaser does not remedy the Default within said 15 (fifteen) days, Contractor may terminate this Contract with respect to the Vessel for which the Default has occurred by giving written notice hereof to Purchaser not later than 5 (five) days after the expiry of said 15 (fifteen) days' period. In the event Contractor terminates this Contract for said Vessel in accordance with this Article, Contractor shall have the right to recover damages for such default from Purchaser, provided, however, that Purchaser shall only be liable for such actual loss and damages Contractor has sustained on account of such Default of Purchaser after Contractor has in good faith used its best efforts to mitigate and minimize such damages, and also provided that Purchaser shall receive an appropriate credit for all sums previously paid to Contractor, including equipment and materials previously supplied to Contractor by Purchaser and either retained or incorporated in the Vessel. Upon termination of the Contract with respect to a Vessel by Contractor under this Article, title to the said Vessel shall vest in Contractor without any further action.

       b) For the purpose of this Contract, Purchaser shall be considered to be in "Default" hereunder in any of the following events:

               (i) Purchaser fails to make a required payment or payments under this Contract, unless Purchaser remedies such failure by payment of all of the required payment or the undisputed portion thereof within 15 (fifteen) business days after receipt of said written notice of such failure from Contractor or such longer period as may be agreed to by Contractor. Notwithstanding the foregoing, in the event that Purchaser initiates an arbitration proceeding under Article 33 within 15 (fifteen) business days after receipt of Contractor's notice of default, Purchaser shall not be considered to be in Default, unless within 15 (fifteen) business days after the Arbitrator's(s') decision or a final judgment by a court of competent jurisdiction Purchaser fails to remedy any failure to make any payments for which it was therein found liable.

               (ii) Purchaser fails to take delivery of any of the Vessels when such Vessel is duly tendered for delivery by the Contractor under the provisions of Article 17 hereof.

               (iii) If Purchaser shall (a) apply for consent to the appointment of a receiver, trustee or liquidator of itself or of all or any part of its assets, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) file or consent to the filing of a petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency, readjustment of debt, dissolution or liquidation law, or (e) if a receiver, liquidator or trustee of Purchaser of any of its assets is appointed by court order and such order remains in effect for more than 30 (thirty) days; or (f) Purchaser is adjudicated bankrupt or insolvent, always provided that if Purchaser's parent company provides a parent guarantee in respect of Purchaser's obligations under this Contract no Default will arise.


ARTICLE 20
DEFAULT OF CONTRACTOR

Any of the following shall constitute an "Event of Default" of Contractor under this Contract:

       a) Delivery of a respective Vessel is delayed for more than 180 (one hundred eighty) days beyond the Delivery Date, (as it may have been extended by the grace period or otherwise under this Contract), and notwithstanding that Contractor has paid liquidated damages for any part or all of such 180 (one hundred eighty) days' period and will continue to pay such liquidated damages.

       b) Contractor shall (i) apply for consent to the appointment of a receiver, trustee or liquidator of itself or of all or any part of its assets,
(ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) file or consent to the filing of a petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency, readjustment of debt, dissolution or liquidation law, or (v) file or consent to the filing of an answer admitting the material allegations of, or default in answering, a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation proceeding, or (vi) take any action under the laws of any applicable jurisdiction analogous to any of the foregoing, or action shall be taken by it for the purpose of effecting any of the foregoing.

       c) A receiver, liquidator or trustee of Contractor, or of any of its assets is appointed by court order and such order remains in effect for more than 30 (thirty) days; or Contractor is adjudicated bankrupt or insolvent; or any of the property of Contractor is sequestered by court order and such order remains in effect for more than 30 (thirty) days; or a petition is filed against Contractor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 (sixty) days after such filing or adequate security posted within 30 (thirty) days to stay the involuntary proceedings.


ARTICLE 21
ACTION BY PURCHASER UPON DEFAULT OF CONTRACTOR

       a) (i) In the event that any one or more of the Events of Default specified in Article 20 shall have occurred, Purchaser, if it so elects, may terminate this Contract with respect to such Vessel. Purchaser's right, in addition to Purchaser's rights under Subclause b) and c) of this Article, to keep and/or claim any and all liquidated damages paid or payable by Contractor to Purchaser in accordance with Article 8 with respect to such Vessel shall be limited to liquidated damages in an amount of USD ** (United States
Dollars       **       ).

             (ii)In  addition to Purchaser's option to terminate  by  reason  of an  180 (one hundred eighty) days' delivery delay as defined in  Subclause a) of
Article 20, Purchaser shall have the option, at its sole discretion, to negotiate a revised Contract Delivery Date with Contractor ("Revised Delivery Date"). In the event a Revised Delivery Date is agreed upon, Contractor's obligation to pay Purchaser liquidated damages for delay as specified in
Article  8 in respect of the Vessel for which a Revised Delivery Date is  agreed
shall  be  limited to an amount of USD        **        (United  States  Dollars
       ** ) and furthermore Contractor's obligation to pay liquidated damages for delay subsequent to the 180 (one hundred eighty) days' period specified in Subclause a) of Article 20 shall be suspended with respect to such Vessel. If Contractor delivers the Vessel at issue on or before the Revised Delivery Date, as it may be extended under the Contract, no liquidated damages for any delay beyond the initial 180 (one hundred eighty) days' delay period referred to herein in respect of such Vessel shall be payable and the amount payable for said 180 (one hundred and eighty) day period shall be in an amount limited to
USD       **      (United States Dollars       **        ). If Contractor  fails
to deliver the Vessel at issue on or before the Revised Delivery Date, Purchaser may terminate the Contract with respect to that Vessel, and Contractor shall be liable for liquidated damages for all delay including the 180 (one hundred
eighty)  days'  delay,  however,  limited  to  an  amount  of   USD           **
(United States Dollars          **          ).

       b) In the event of termination under this Article 21 Purchaser may then, if it so elects and it is not otherwise unlawful, proceed to have the work on such Vessel completed anywhere, without the payment of any rental or other charge therefore to Contractor for such period of time as may be necessary to remove the Vessel from the Shipyard for completing the Contract Work, the removal of the Vessel to be effected within maximum 60 (sixty) days. If Purchaser shall elect to have all or part of the Contract Work with respect to such undelivered Vessel completed, Contractor shall (i) assign such subcontracts and orders for material, services, and supplies to be used in the performance of said Contract Work to Purchaser as Purchaser may direct, and (ii) pay to Purchaser the amount by which the total cost to Purchaser of completing said work (including all amounts paid to Contractor hereunder) reasonably exceeds the Per Vessel Contract Price(s) with respect to the Vessel(s) Purchaser elects to have completed. Not withstanding the foregoing Contractor's liability under this Subclause b) (ii) shall not in respect of a Vessel exceed an amount equal to
  **  % (   **    per cent) of the Per Vessel Contract Price.

             After having completed the Vessel, the Purchaser has to pay to the Contractor the Per Vessel Contract Price with amendments, if any, less (a) the installments already paid by Purchaser to the Contractor, (b) the amounts paid by the Purchaser to the Contractor's subcontractors and sellers in respect of subcontract and orders, assigned to Purchaser in accordance with this Subclause
b) and (c) all costs not incurred by Contractor due to Contractor not having to complete the Vessel.

       c) In the event of termination under this Article 21, if Purchaser shall elect not to complete such Vessel, Contractor shall immediately pay to Purchaser an amount equal to:

               (i) payments made from Purchaser to Contractor under this Contract in respect of said Vessel;

               (ii) the value of items furnished by Purchaser, or return said items to the Purchaser at the option of the Contractor;

       d) Except if Contractor's default has resulted from Contractor's bad faith, Purchaser shall have no other remedies for Contractor's default other than those arising under this Contract.

ARTICLE 22
ACTION BY PURCHASER UPON FORCE MAJEURE

In the event a Delivery Date has been extended as provided for in Article 7 cumulatively for more than 220 (two hundred twenty) days, Purchaser may terminate the Contract with respect to that Vessel. In the event Purchaser elects to terminate the Contract for such Vessel, Contractor shall immediately repay to Purchaser an amount equal to payments made from Purchaser to Contractor under this Contract in respect of said Vessel together with an amount equal to the value of items furnished by Purchaser, or return said items to the Purchaser at the option of Contractor.


ARTICLE 23
REPLACEMENT FINANCE COMMITMENT

In order to induce Purchaser to execute this Contract, Contractor has caused Kreditanstalt fuer Wiederaufbau ("the Bank") to issue a commitment ("the Commitment") for post delivery financing for the benefit of Purchaser with respect to the Vessels to be constructed hereunder. The Commitment provides that the Bank will have no obligation to disburse the loan proceeds with respect to any Vessel that is delivered later than 270 (two hundred seventy) days after the respective original Contract Delivery Dates fixed as provided for under Subclause e) of Article 1.

Contractor agrees to maintain the Commitment in place with respect to the Vessels until the funds covered by the Commitment are disbursed. Contractor agrees that if the Commitment terminates after the said 270 (two hundred and seventy) days as a result (in whole or in part) of circumstances attributable (in whole or in part) to the Contractor, Contractor shall, within 30 (thirty) days after receipt of Purchaser's notice stating that the Bank has terminated the Commitment or has advised the Purchaser in writing of their intent to terminate the Commitment, cause a substitute commitment ("the Replacement Commitment") to be made available to Purchaser with respect to the Vessel or Vessels (the "Unfinanced Vessel") as to which the Commitment has or will terminate. The Replacement Commitment shall contain terms and conditions no less favorable to Purchaser than those in the Commitment. If Contractor has not caused a Replacement Commitment satisfactory to Purchaser to be issued to Purchaser within 30 (thirty) days of Purchaser's notice, Purchaser may terminate this Contract with respect to any Unfinanced Vessel. In the event Purchaser elects to terminate the Contract for such Unfinanced Vessel, Contractor shall immediately repay to Purchaser an amount equal to payments made from Purchaser to Contractor under this Contract in respect of such Unfinanced Vessel, together with an amount equal to the value of items furnished by Purchaser or return said items to the Purchaser at the option of Contractor.


ARTICLE 24
SUPPLIES ON BOARD AT DELIVERY

Lubricating oil left in the storage tanks and diesel oil, fuel oil and distilled water on board at delivery of each Vessel shall be inventoried by Contractor, and Purchaser shall pay for them at prevailing market prices at the time and place of delivery of each Vessel to Purchaser. The lubricating oil vendor shall have been approved by Purchaser. Contractor to remove all waste-oil and sludge from each of the Vessels at Contractor's sole cost and expense at or prior to delivery.


ARTICLE 25
TITLE

       a) Prior to delivery under Article 17, Contractor shall retain, to the extent not furnished or paid for by Purchaser, title to each of the Vessels, to the extent completed, and title to all work and material performed upon, or installed in any Vessel (including a hull or any part thereof in the process or course of construction), or placed on board any such Vessel or that is located elsewhere which is intended for use in the performance of Contract Work. Prior to delivery under Article 17, to the extent that Purchaser shall have paid Contractor for such material and labor or provided same, title shall vest in Purchaser without any further action. Such material will be held by Contractor in custody for Purchaser free of charge. The risk of loss of or damage to all such work and material and any undelivered Vessel(s) shall remain with Contractor, and Purchaser shall not be deemed to have waived its rights to require Contractor to correct any Deficiency and to deliver each of the Vessels with the Contract Work Complete, as provided in this Contract.

       b) Prior to the delivery of a Vessel, any lien thereon or on any work or materials performed upon or installed in such Vessel arising under law in Contractor's favor (but only such liens as run solely in favor of Contractor) shall not be deemed to violate the provisions of this Article 25 or Article 26.

       c) Title to all scrap and title to any material which is surplus to the requirements of this Contract (except material furnished by Purchaser) shall vest in Contractor.

       d) Title and risk in any of the Vessels shall be fully vested in Purchaser upon delivery of said Vessel in accordance with the provisions of
Article 17.

       e) In the event that the Purchaser shall terminate this Contract with respect to any Vessel and provided termination does not take place according to
Article 21 b) and further provided that the Contractor has duly paid any and all amounts including all damages, due to the Purchaser under this Contract, then title to said Vessel shall vest in the Contractor without any further action.


ARTICLE 26
LIENS

       a) At the time Contractor requests any payment under the provisions of this Contract, and at all other reasonable times, Purchaser may, if it has reasonable cause to request such information, require Contractor to furnish a written statement satisfactory to Purchaser showing what, if any liens, security interests or rights in rem of any kind have been or can be acquired or attached on or against any of the Vessels or any property aboard the Vessels or any
Contract  Work  (whether  incorporated in any of the Vessels  or  not),  or  any material at the Shipyard or elsewhere (including material furnished by Purchaser) related to the performance of the Contract Work. Contractor agrees that no liens, security interests or rights in rem of any kind shall at any time be permitted to lie or attach against or upon any of the Vessels or any of said property, Contract Work or materials, except liens, security interests or rights in rem as are permitted to exist under Articles 25 b) or 17 a) or as arise solely out of the act, neglect or default of Purchaser (other than the entering into or carrying out of this Contract).

       b) If a lien, security interest or right in rem of any kind is filed or asserted against or attached upon any of the Vessels or any of said property, material or Contract Work, Contractor shall promptly notify Purchaser thereof in writing. If such lien, security interest or right does not arise solely out of the act, neglect or default of Purchaser (other than the entering into or carrying out of this Contract), Contractor shall, not later than 14 (fourteen) days thereafter, secure the discharge or release of such lien, security interest or right in rem; provided that if Contractor desires to contest such lien, and such release or discharge is not available under law during such contest (including, without limitation, through the filing of a bond or security), Contractor shall immediately take such steps as in the opinion of Purchaser shall prevent such lien, security interest or right in rem from delaying or otherwise adversely affecting the Contract Work and shall indemnify fully, hold safe and harmless and defend Purchaser and any and all of the Protected Parties (including the Vessels) from all costs, claims, charges and damages by reason of such lien, security interest, right in rem or claims and/or in any way attributable thereto.

       c) Notwithstanding the provisions of Article 26 b), Purchaser may secure the removal of such lien, security interest or right in rem, in which event Contractor shall reimburse Purchaser for its costs of securing such discharge or release (which cost shall include any expenses incurred in connection therewith, including reasonable attorney's fees) by deducting such sum from any payments due or to become due to Contractor under this Contract. In the event such cost is in excess of the amount of any such reimbursement by deductions, Contractor shall pay the amount of such excess to Purchaser promptly upon demand.

       d) Notwithstanding the provisions of Article 26 b), Purchaser, without securing the discharge or release of such lien, security interest or right in rem as provided in Article 26 c), may nevertheless withhold from any payments due or to become due to Contractor, unless and until such lien, security interest or right in rem is released or discharged by Contractor, a sum equal to the amount determined by Purchaser to be required to secure the release or discharge of such lien, security interest or right in rem, which amount shall include the estimated amount of all expenses which might be incurred therewith, including reasonable attorneys' fees.


ARTICLE 27
TAXES

Contractor shall pay, as a cost of Contractor, all taxes, assessments and duties lawfully assessed or levied prior to delivery of a Vessel against such Vessel and material, supplies and equipment to be used or used in the performance of this Contract (excepting, however, material, supplies and equipment furnished to Contractor by Purchaser) and any sales, use or excise taxes with respect thereto lawfully assessed or levied prior to, or concurrently with, delivery of such Vessel.


ARTICLE 28
PATENT INFRINGEMENT

       a) Contractor shall be responsible for any and all claims against Purchaser and/or any and all of the Protected Parties, for infringement of patents, patent rights, copyrights, trademarks or trade secrets, in the construction, in the use of or in the sale of any of the said Vessels as constructed by Contractor (excepting claims arising solely out of the Plans or Specifications or any equipment, machinery or material supplied to Contractor by Purchaser, and such use of any of the foregoing as Contractor is required to make by the express terms of this Contract and the Plans and Specifications), and Contractor shall indemnify fully, hold safe and harmless and defend Purchaser and any and all of the Protected Parties, from and against all such claims (without exception) and against all losses, claims, liabilities, demands, suits, causes of action, costs or expenses which any of them may be obligated to pay by reason thereof, including expenses of litigation and attorneys' fees, if any. Purchaser shall indemnify fully, hold safe and harmless and defend Contractor, its agents, officers, directors, servants and employees, and (prior to delivery hereof) the Vessels, and each of them, from and against all claims, including expenses of litigation and attorneys fees, arising solely out of the Plans or Specifications or any equipment, machinery or material supplied to Contractor by Purchaser, and such use of any of the foregoing as Contractor is required to make by the express terms of this Contract and the Plans and Specifications.

       b) In the event that a Vessel, or any part thereof, by reason of a claim for which Contractor is responsible under Article 28 a) shall be held to constitute an infringement of a patent, patent right, copyright, trademark or trade secret, and the use of such Vessel or any part thereof shall be enjoined, Contractor shall, at its option and at its own expense, either procure for Purchaser the right to continue using such Vessel and every part thereof, or, if it can be done without material effect or delay upon such Vessel's operations, replace any infringing part of such Vessel with a noninfringing part which is satisfactory to Purchaser.


ARTICLE 29
ASSIGNMENT OF CONTRACT

The benefits and obligations of this Contract shall inure to and be binding upon the successors and permitted assigns of the original parties hereto. No assignment shall be made by Contractor except with the prior written consent of Purchaser. Purchaser may, with notice to Contractor, assign all or any of its rights under this Contract, as they relate to one or more Vessels, or in one or more of the Vessels (including a hull or any part thereof in the process or course of construction and all other property title to which has vested in Purchaser pursuant to Article 25), to any third party; provided that Purchaser shall remain liable for its obligations hereunder. In connection with an assignment by Purchaser of all of its rights with respect to one or more of the Vessels (or all the parts thereof in the process or course of construction and all other property associated therewith) if Contractor, to Contractor's reasonable satisfaction, is presented with evidence of such assignee's financial capability to complete the remaining progress payments of Purchaser hereunder, Contractor shall agree to relieve Purchaser of all obligations hereunder. Contractor agrees to cooperate with Purchaser (without subjecting Purchaser to any fee or expense reimbursement therefore) in connection with any assignment by Purchaser of all or part of this Contract in connection with any such assignment. Any assignment made in violation of this Article 29 shall be void and of no force or effect. If any assignments under this Clause would lead to change of the structure of the post delivery financing with regard to the Vessels in a manner which will cause a monetary loss to Contractor and Purchaser does not agree to indemnify Contractor for such loss, then said assignments can only be granted after Contractor's prior written consent, which consent shall not be withheld unreasonably.


ARTICLE 30
COMPUTATION OF TIME

Except as otherwise provided in this Contract, all periods of time shall be computed by including Saturdays, Sundays and holidays, except that if any period terminates on a Saturday, Sunday or bank holiday in USA (in the case of periods applicable to action by Purchaser) or in Germany (in the case of periods applicable to action by Contractor), it shall be deemed extended to the business day next succeeding. References herein to "business days" refer to days other than Saturdays, Sundays and such holidays.


ARTICLE 31
CONTRACTOR TO COMPLY WITH ALL LAWS AND REGULATIONS

Contractor shall comply with all national, state and local laws, rules and regulations, and the requirements of any applicable classification society and of the departments and agencies of any nation and any state and local jurisdiction and any international body affecting the construction and operation of works, plants, or vessels in or on navigable waters and the shores thereof, and all other waters subject to the control of any nation and any state and local jurisdiction and shall procure at its own expense such permits from the nation and from state and local authorities as may be necessary in connection with beginning or carrying on to completion the Contract Work and shall at all times comply with all national, state and local laws in any way affecting the Contract Work.

ARTICLE 32
APPLICABLE LAW

This Contract shall be governed by New York State Law without reference to the laws of any other jurisdiction and each of the parties hereby submits itself to the exclusive jurisdiction of any court sitting in the State of New York for purposes of any arbitration proceedings under this Contract and enforcement of any awards or court judgments rendered hereunder. Service in any such action or proceeding may be made by notice to the other party given as set forth in
Article 35.


ARTICLE 33
DISPUTES, ARBITRATION

       a) In the event of any dispute arising out of or relating to this Contract or any provision hereof, such dispute shall be referred to the Arbitrator(s), as defined in this Article 33, and the decision of the Arbitrator(s) shall be final and binding upon both parties hereto.

       b) No dispute under this Contract shall entitle Contractor to cease work on any part of the Contract Work or to refuse delivery of a Vessel (provided Purchaser delivers to Contractor - simultaneously with delivery of such Vessel - a guarantee issued by an internationally reputable bank in favor of Contractor and in respect of the amount in dispute, which amount shall not
exceed            the           difference           between            payments
made by Purchaser under this Contract in respect of such Vessel and the Per Vessel Contract Price plus all other payment claims of Contractor according to this Contract and payable in accordance with the terms of an arbitration award) nor shall any such dispute entitle Purchaser to withhold any portion of any payment which is not in dispute.

       c) The parties agree to designate and appoint a sole Arbitrator, and if they cannot agree within 10 (ten) days on a sole Arbitrator, a panel of 3 (three) Arbitrators shall be chosen, one by each party within 30 (thirty) days and the third by said two Arbitrators within 30 (thirty) days. In the event one party fails to appoint its Arbitrator according to this Article and/or the two Arbitrators cannot agree on the third Arbitrator, he shall be appointed by the Society of Maritime Arbitrators, Inc. in New York within 30 (thirty) days. All persons designated as Arbitrator under this Contract shall be knowledgeable in commercial vessel construction, and shall not have had, shall then not have and shall then have no expectation of acquiring, any business or financial relationship with either of the parties hereto, except such relationship as may be acquired by reason of being designated as Arbitrator. Neither the sole Arbitrator nor the third Arbitrator shall be a national of the country of either party.

       d) Proceedings before the Arbitrator(s) shall be scheduled to commence promptly after Purchaser or Contractor refers a dispute for resolution under this Article 33, but in no event later than 14 (fourteen) days after selection of the Arbitrator(s). It is the express intent of the parties that all disputes referred to arbitration be settled with all possible dispatch, but in no event later than 60 (sixty) days after proceedings before the Arbitrator(s) commenced. Such proceedings shall be conducted in accordance with such rules as the Arbitrator(s) deems best suited to the dispute in questions; provided that: (i) each party shall have a right to have its attorney present at all proceedings before the Arbitrator(s), and (ii) either party shall have the right to have all testimony presented to the Arbitrator(s) and all other proceedings before the Arbitrator(s) recorded on recording tape or by a certified court reporter, with the cost thereof to be borne by the party requesting such recording; and (iii) each party shall have the right to present arguments and evidence to the Arbitrator(s); and (iv) each party shall be entitled to all rights and privileges granted by the Arbitrator(s) to the other party; and (v) each party shall be entitled to compel the attendance of witnesses or production of documents, and for this purpose, the Arbitrator(s) shall have the power to issue subpoenas; and (vi) each party shall have the right to obtain discovery and (upon leave of the Arbitrator(s)) take dispositions, of the scope and in the manner provided in the United States Federal Rules of Civil Procedure; and (vii) the Arbitrator(s) shall have the power to impose on either party such terms, conditions, consequences, liabilities, sanctions and penalties as he deems necessary or appropriate (which shall be as conclusive, final and enforceable as his award on the merits) to compel or induce the appearance of, or production of documents in the custody of, any officer, director, agent or employee of such party or its independent contractors or subcontractors or any party which controls, is controlled by or is under common control with such party or its independent contractors or subcontractors. Costs in connection with such arbitration including fees and expenses of the Arbitrator(s) and the parties' attorney's expenses, shall be awarded by the Arbitrator(s) based upon the respective merits of the parties' positions as determined by the Award. Any arbitration proceeding shall be conducted by the parties and the Arbitrator(s) with all reasonable dispatch, and a decision reached and announced within 7 (seven) days after submission. If required by either party, a detailed written opinion shall be issued 21 (twenty one) days after publication of the decision, setting forth the facts, reasons and conclusions upon which the decision was made.

       e) The decision of the Arbitrator(s), when reduced to writing and signed by the Arbitrator, shall be final, conclusive and binding upon the parties hereto, and judgment may be entered on any award made hereunder in any court having jurisdiction thereof. Any award of money by the Arbitrator(s) shall specify whether interest is due as set forth in Article 4 e) and, if it is due, shall specify the date from which it accrues.

       f) All proceedings before the Arbitrator(s) shall be held at New York, or such other location as may be agreed to by both parties in writing.

ARTICLE 34
CONDITIONS

       a) The obligations of the Purchaser under this Contract are expressly subject to and conditioned upon the following:

               (i) Purchaser shall have obtained a binding commitment from financier(s) with respect to the financing of each Vessel on terms satisfactory to Purchaser;

               (ii) The fulfillment of any and all of the conditions precedent of Daewoo Corporation and Daewoo Shipbuilding and Heavy Machinery Ltd. under a contract for the purchase of containership vessels entered into by the Purchaser on the date hereof and the effectiveness of such contract.

       b) The obligations of the Contractor under this Contract are expressly subject to and conditioned upon the approval of Contractors Supervisory Board which shall be obtained on or before three business days after signature of this Contract.


ARTICLE 35
GENERAL

       a) Any notices relating to this Contract shall be given to the other party at the address set forth below or at such other address as either party shall designate in writing:

             Contractor:    Howaldtswerke-Deutsche Werft Aktiengesellschaft
                              Department KA
                              Werftstrasse 112-114
                              D-2300, Kiel 14
                              Telex: 292 288 (Answerback: HDW D)
                              Attention: Mr. Lehmann

               Purchaser:   American President Lines, Ltd.
                              1111 Broadway, Oakland, California 94607
                              Telex: MCI 6719357
                              Attention: Stephen Schmidt

Delivery or service of any notice shall be deemed completed (i) if personally delivered, upon such delivery to the individual listed in the "Attention" lines above or such other individuals may have been authorized by a party, by notice to the other, to accept such notice on its behalf; (ii) if telexed, upon acknowledgment thereof by return telex (NOT AUTOMATIC ANSWERBACK) or other written document; or (iii) if mailed, upon receipt.

       b) This Contract supersedes all prior agreements or understandings, whether written or oral, of Contractor or Purchaser relating to the subject hereof and incorporates the entire understanding of the parties with respect thereto. This Contract may be amended, and any right or condition thereunder waived, only by a written instrument signed by the party against whom such amendment or waiver is sought to be enforced.

       c) In the event that any action or proceeding shall be commenced or any claim shall be asserted which, if successful, may entitle one party to indemnification from the other pursuant to the express provisions of this
Contract, the party seeking indemnification shall give written notice of such action, proceeding or claim to the other reasonably promptly after receipt of written notice of such action, proceeding or claim. If a Vessel shall at any time be arrested or if any property of a party shall at any time be attached or otherwise levied upon on account of a matter subject to identification under this Contract, the indemnifying party shall, upon demand by the other, promptly secure the release of any such arrest, attachment or levy. The indemnified party shall be entitled to participate in the discharge of any such arrests attachment or levy. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to direct the defense of such action, proceeding or claim (including the selection of counsel reasonably satisfactory to the indemnified party) at its own expense. The indemnified party shall reasonably cooperate in the defense of such action, but any out-of-pocket expenses so incurred by the indemnified party shall be promptly reimbursed by the other. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be its own expense, unless the employment of such counsel shall have been authorized by the other party in connection with the defense of such action or claim, or unless the other party shall not have employed counsel to have charge of the defense of the action or claim, in either of which events such fees and expenses shall be borne by the other party. Any failure of a party entitled to indemnification under the express provisions of this Contract to comply with any requirement of this Subclause c) shall relieve the other of liabilities pursuant to such express provisions only to the extent that the other can establish that such party was prejudiced as a proximate result of such failure. The obligations of one party to indemnify the other under any express provision of this Contract shall not be terminated by termination of this Contract, delivery of any or all Vessels or expiration of any or all Guarantee Periods.

       d) Each Vessel shall be in every respect identical to each and every other Vessel, to the extent and scope as required by the Plans and/or Specifications.

       e) All references in this Contract to Articles are to Articles of this Contract, except as otherwise expressly indicated.

       f) The use herein of (i) the neuter gender includes the masculine and the feminine; (ii) the singular number includes the plural, whenever the context so requires.

       g) The Article headings and table of contents in this Contract are inserted for convenience and the words contained therein shall in no way be held to expand, amplify, modify or aid in the interpretation or construction hereof.

       h) This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.


ARTICLE 36
EFFECTIVE DATE

This Contract shall not become effective and neither party shall have any obligation or liability hereunder until all of the respective conditions of each party described in Article 34 have been satisfied or waived, at which time the Contract will become automatically effective, provided that this must be accomplished on or before May 27, 1993 (unless otherwise provided in Article 34) or otherwise this Contract is null and void. Each party shall notify the other forthwith upon becoming aware that the conditions precedent to the performance of its obligations hereunder have been satisfied or waived.

IN WITNESS WHEREOF, the parties have executed this Contract in multiple counterparts as of the date first above written.


ATTEST:                       By: Howaldtswerke-Deutsche Werft
                                  Aktiengesellschaft

                                    /s/ Jochen Rhode
                              Name: Jochen Rhode
                              Title:   Member of Board of Management


ATTEST:                       By: American President Lines, Ltd.


                                    /s/ Joji Hayashi
                              Name: Joji Hayashi
                              Title:   President and Chief Executive Officer



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